UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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KEMET CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606
June 27, 2014
Dear Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held on Thursday, July 24, 2014, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina.
The notice of meeting, proxy statement, proxy and Annual Report on Form 10-K for the year ended March 31, 2014 are included with this letter. The matters listed in the notice of meeting are more fully described in the proxy statement.
It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. Accordingly, please submit your proxy via the Internet, by phone, or by signing, dating, and returning the enclosed proxy card (or voting instruction form, if you hold shares through a broker). If you attend the Annual Meeting, you may withdraw your proxy should you wish to vote in person.
Sincerely,
Frank G. Brandenberg
Chairman of the Board of Directors

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of KEMET Corporation (the “Corporation”) will be held on Thursday, July 24, 2014, at 10:30 a.m., local time, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, to consider and take action with respect to the following matters:

1)	The election of three directors, each for a three-year term or until his successor is duly elected and qualified.

2)	The ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

3)	The approval of the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan.

4)	Advisory approval of the compensation paid to the Corporation’s Named Executive Officers.

5)	The transaction of such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
Holders of record of the Corporation’s Common Stock at the close of business on June 6, 2014, are entitled to receive notice of and to vote on all matters presented at the meeting and at any adjournments or postponements thereof.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 24, 2014:
The Proxy Statement, Form of Proxy and Annual Report are available at http://www.kemet.com/proxymaterials.
By order of the Board of Directors,
R. James Assaf Secretary
June 27, 2014
Whether or not you plan to attend the meeting in person and regardless of the number of shares you own, please ensure that your shares are represented at the meeting by submitting your proxy using one of the following methods: (i) vote by telephone or via the Internet; or (ii) complete, sign, date and return your proxy card in the postage-paid return envelope provided. You may nevertheless vote in person if you attend the Annual Meeting. In addition, your proxy is revocable at any time before it is voted by written notice to the Secretary of the Corporation or by delivery of a later-dated proxy.

KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606
PROXY STATEMENT
2014 Annual Meeting of Stockholders
July 24, 2014

This proxy statement is being furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of KEMET Corporation (the “Corporation” or “KEMET”) in connection with the solicitation of proxies on behalf of the Board of Directors of the Corporation (the “Board of Directors” or “Board”) for the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on July 24, 2014, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, and at any adjournments or postponements thereof.
This proxy statement, the enclosed proxy and the Corporation’s 2014 Annual Report to Stockholders on Form 10-K for the year ended March 31, 2014 (“Annual Report”) will be mailed on or about June 27, 2014 to holders of record of Common Stock as of the close of business on June 6, 2014.
When you sign and return the enclosed proxy, the individuals identified as proxies thereon will vote the shares represented by the proxy in accordance with the directions noted thereon. If no direction is indicated, the proxies will vote the shares represented thereby FOR the election of each of the directors described herein, FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending March 31, 2015, FOR the approval of the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan, FOR the advisory approval of the compensation paid to the Corporation’s Named Executive Officers, and, as to any other business as may properly be brought before the Annual Meeting and any adjournments or postponements thereof, in accordance with the recommendation of the Corporation’s management.
Returning your completed proxy will not prevent you from voting in person at the Annual Meeting should you be present and wish to do so. In addition, you may revoke your proxy any time before it is voted by written notice to the Secretary of the Corporation prior to the Annual Meeting or by submission of a later-dated proxy.
Each outstanding share of Common Stock entitles the holder thereof to one vote. On June 6, 2014, the record date, there were 45,362,350 shares of Common Stock outstanding. The presence in person or by proxy of a majority of such shares of Common Stock shall constitute a quorum. Pursuant to Delaware law, abstentions are treated as present and entitled to vote, and therefore are counted in determining the existence of a quorum. Under Delaware law, broker “non-votes” are considered present but not entitled to vote, and thus will be counted in determining the existence of a quorum but will not be counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.
Each director nominee shall be elected to the Board of Directors by vote of the majority of the votes cast with respect to that director nominee’s election at any meeting for the election of directors at which a quorum is present. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. The affirmative vote of the majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Corporation for the fiscal year ending March 31, 2015, to approve the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan and to approve on an advisory basis the compensation paid to the Corporation’s Named Executive Officers.
Abstentions will have no effect on the election of directors, ratification of Ernst & Young LLP as the independent registered public accounting firm, the approval of the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan or the advisory approval of the compensation paid to the Named Executive Officers since only votes “For” or “Against” each such proposal will be counted.
When a matter is not routine and the brokerage firm has not received voting instructions from the stockholder, the brokerage firm cannot vote the shares on that matter. This is called a broker “non-vote.” The ratification of the selection of independent auditors is considered a routine matter. The election of directors, the approval of the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan and the advisory approval of the compensation paid to the Named Executive Officers are not considered routine matters.

PROPOSAL TO ELECT THREE DIRECTORS
The Corporation’s Restated Certificate of Incorporation provides that the Board of Directors will consist of not more than nine nor fewer than three directors with the number of directors to be established by the Board of Directors by resolution.
The Board of Directors is currently comprised of eight directors divided into three classes (Messrs. Brandenberg, Borruso, and Maddrey—2014; Dr. Backes and Messrs. Bedi and Lööf—2015; and Messrs. Kotzubei and Paul—2016). The term of each class expires in different years. The nominees for election to the Board of Directors this year are Frank G. Brandenberg, Joseph V. Borruso and E. Erwin Maddrey, II, each of whom are currently directors of the Corporation, and each of whom has been nominated to serve for a three-year term or until his successor is duly elected and qualified. The Board of Directors expects the nominees named above to be available for election. In case the nominees are not available, the proxy holders may vote for a substitute, unless the Board of Directors reduces the number of directors.
Provided that a quorum is present, each director nominee will be elected at the Annual Meeting by a majority of the votes cast with respect to that director nominee’s election. The Amended and Restated By-laws of the Corporation provide that a majority of the votes cast means the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that director nominee. There is no right to cumulative voting as to any matter, including the election of directors.
The following sets forth, among other matters, information as to each continuing director and each nominee for director: (i) their age, as of June 6, 2014; (ii) all positions and offices with the Corporation; (iii) principal occupation and employment during the past five years; (iv) current directorships of publicly-held companies or registered investment companies; (v) other previous directorships of publicly-held companies or registered investment companies during the past five years; (vi) period of service as a director of the Corporation; and (vii) particular experience, qualifications, attributes or skills, beyond those described above, which led to the Corporation’s Board of Directors to conclude that such director or nominee for director should serve as a director of the Corporation.
The Board of Directors recommends a vote “FOR” the re-election of each of Messrs. Brandenberg, Borruso, and Maddrey to the Board of Directors, each to serve for a three-year term or until his successor is duly elected and qualified.
Nominees for Board of Directors
Frank G. Brandenberg, 67, Chairman and Director, was named such in October 2003. Before his retirement in 2003, Mr. Brandenberg was a Corporate Vice President and Sector President of Northrop Grumman Corporation from July 2001 to December 2003. Prior to joining Northrop, he previously spent 28 years at Unisys where his last position was Corporate Vice President and President, Client/Server Systems, and then later served as the President and Chief Executive Officer of EA Industries, Inc. Mr. Brandenberg served as Senior Vice President and Group Executive with Litton Industries, Inc. from November 1999 until its acquisition by Northrop in April 2001. Mr. Brandenberg served as a director of American Mold Guard, Inc. from April 2006 to April 2008. Mr. Brandenberg is the majority owner and serves as the Chief Executive Officer of Auto-Lab Franchise Management Corporation, d/b/a Auto-Lab Complete Car Care Centers, a private company and franchiser of automotive repair and maintenance facilities. He received a Bachelor of Science degree in Industrial Engineering and a Masters of Science degree in Operations Research from Wayne State University and completed the Program for Management Development at the Harvard Business School. The Corporation’s Board of Directors believes that it benefits from Mr. Brandenberg’s experience in high-tech component businesses as well as with leading companies in the military/aerospace and computer‑related industries, significant market segments into which the Corporation sells its products. The Corporation also benefits from Mr. Brandenberg’s previous public company board experience.
Joseph V. Borruso, 74, Director, was named such in March 2008. Mr. Borruso is currently the President of AOEM Consultants, LLC, a business consulting firm for automotive suppliers, and has served in such capacity since July 2005. Mr. Borruso also serves as a director of Gibbs Sports Amphibians Inc, a private company which designs and manufactures high speed amphibious vehicles for recreational and military use. He served as President and Chief Executive Officer of Hella North America, a manufacturer of automotive lighting and electronics, from 1999 through his retirement in May 2005. Prior thereto, Mr. Borruso served in various senior management positions, most recently as Executive Vice President of Sales, for the Bosch Automotive Group N.A. from 1983 to 1999. The Corporation’s Board of Directors believes that it benefits from Mr. Borruso’s extensive experience in the automotive supplier industry, a key market segment into which the Corporation sells its products. In addition, Mr. Borruso’s international experience while at Bosch Automotive Group N.A. and Hella North America provides value from a global business perspective.
E. Erwin Maddrey, II, 73, Director, was named such in May 1992. Mr. Maddrey is President of Maddrey and Associates, a personal investments vehicle, and has served in such capacity since July 2000. Mr. Maddrey was President, Chief

Executive Officer, and a Director of Delta Woodside Industries, a textile manufacturer, from 1984 through June 2000. Prior thereto, Mr. Maddrey served as President, Chief Operating Officer, and Director of Riegel Textile Corporation. Mr. Maddrey also serves on the board of directors for Blue Cross/Blue Shield of South Carolina as well as several non-profit organizations including the Furman University Board of Trustees and the South Carolina Governor’s School for the Arts Foundation. Mr. Maddrey retired as director of Delta Apparel, Inc. in November 2012. The Corporation’s Board of Directors believes that it benefits from the broad expertise acquired by Mr. Maddrey as an officer and director in a variety of for-profit and not-for-profit organizations, including extensive financial experience which allows Mr. Maddrey to serve effectively as the Chairman of the Corporation’s Audit Committee. The Corporation also benefits from Mr. Maddrey’s previous public company board experience.
Continuing Directors
Dr. Wilfried Backes, 71, Director, was named such in March 2008. Dr. Backes served as Executive Vice President and Chief Financial Officer of EPCOS AG, a major publicly traded passive electronic components company headquartered in Germany, from 2002 through his retirement in 2006. Dr. Backes previously served as Executive Vice President, Chief Financial Officer and Treasurer of Osram Sylvania, Inc. from 1992 to 2002. Prior to that time, Dr. Backes held various senior management positions with Siemens AG including the position of President and Chief Executive Officer of Siemens Components, Inc. from 1989 to 1992. He received Diplom-Volkswirt and Dr. rer. pol. Degrees from Rheinische Friedrich-Wilhelms-Universität in Bonn, Germany. The Corporation’s Board of Directors believes that it benefits from Dr. Backes’ fifteen years of international experience within the electronic passive components industry, as well as his experience in the industrial/lighting industry, the Corporation’s largest market segment into which it sells its products. In addition, Dr. Backes’ strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Audit Committee.
Gurminder S. Bedi, 66, Director, was named such in May 2006. Mr. Bedi served as Vice President of Ford Motor Company from October 1998 through his retirement in December 2001. Mr. Bedi served in a variety of other managerial positions at Ford Motor Company for more than thirty years. He currently serves as Chairman of Compuware Corporation, is on the board of directors of Actuant Corporation, and is the Managing Partner of Compass Acquisitions, LLC, a private equity firm specializing in acquisitions of small and mid-sized automotive companies. He earned a Bachelor of Science degree in Mechanical Engineering from George Washington University and a Masters of Business Administration degree from the University of Detroit. The Corporation’s Board of Directors believes that it benefits from Mr. Bedi’s strong technical background, as well as his extensive experience with Ford Motor Company, a global leader in the automotive industry, a key market segment into which the Corporation sells its products. The Corporation also benefits from Mr. Bedi’s previous public company board experience.
Jacob T. Kotzubei, 45, Director, was named such in October 2011. Mr. Kotzubei joined Platinum Equity Advisors, LLC (“Platinum Equity”) in 2002 and is a Partner at the firm. Mr. Kotzubei serves as an officer and/or director of a number of Platinum Equity’s portfolio companies. Prior to joining Platinum Equity in 2002, Mr. Kotzubei worked for 4.5 years for Goldman Sachs’ Investment Banking Division in New York City. Previously, he was an attorney at Sullivan & Cromwell LLP in New York City, specializing in mergers and acquisitions. Mr. Kotzubei serves on the board of directors for Ryerson Holding Corporation and Ryerson Inc. Mr. Kotzubei received a Bachelor’s degree from Wesleyan University and holds a Juris Doctor from Columbia University School of Law where he was elected a member of the Columbia Law Review. Mr. Kotzubei’s experience in executive management oversight, private equity, capital markets, mergers and acquisitions and related transactional matters has led the Board to conclude that he has the varied expertise necessary to serve as a director of the Company.
Per-Olof Lööf, 63, Chief Executive Officer and Director, was named such in April 2005. Mr. Lööf was previously the Managing Partner of QuanStar Group, LLC, a management consulting firm and had served in such capacity since December 2003. Prior thereto, he served as Chief Executive Officer of Sensormatic Electronics Corporation and in various management roles with Andersen Consulting, Digital Equipment Corporation, AT&T and NCR. Mr. Lööf serves on several charity boards including Boca Raton Regional Hospital and the International Centre for Missing & Exploited Children. He received a “civilekonom examen” degree in economics and business administration from the Stockholm School of Economics. The Corporation’s Board of Directors believes that it benefits from Mr. Lööf’s successful management experience with leading global companies, including his leadership of Sensormatic Electronics Corporation, a New York Stock Exchange company until its acquisition by Tyco International Ltd. in 2001. Mr. Lööf’s ongoing interaction with the Corporation’s customers and suppliers provides the Board of Directors with industry expertise and a deep understanding of the Corporation’s business and operations and the economic environment in which it operates.
Robert G. Paul, 72, Director, was named such in July 2006. Mr. Paul is the former President of the Base Station Subsystems Unit of Andrew Corporation, a global designer, manufacturer, and supplier of communications equipment, services, and systems, from which he retired in March 2004. From 1991 through July 2003, he was President and Chief Executive Officer

of Allen Telecom Inc. which was acquired by Andrew Corporation during 2003. Mr. Paul joined Allen Telecom in 1970 where he built a career holding various positions of increasing responsibility including Chief Financial Officer. Mr. Paul also serves on the board of directors and compensation and audit committees for Rogers Corporation and is a board member and chairman of the audit committee for Comtech Telecommunications Corp. He earned a Bachelor of Science degree in Mechanical Engineering from the University of Wisconsin- Madison and a Masters of Business Administration degree from Stanford University. The Corporation’s Board of Directors believes that it benefits from Mr. Paul’s extensive experience in the communications industry, one of the primary market segments into which the Corporation sells its products. Mr. Paul’s strong financial background adds accounting expertise to both the Corporation’s Board of Directors and its Compensation Committee. In addition, Mr. Paul’s experience running a public company with markets throughout the world and manufacturing plants in Europe, Asia and the Americas provides a strong fit with the Corporation’s global markets and operations. The Corporation also benefits from Mr. Paul’s previous public company board experience.
There are no family relationships among the Corporation’s directors or executive officers.
Information about the Board of Directors
The Board of Directors held five meetings (exclusive of committee meetings) during the fiscal year ended March 31, 2014. Each current director attended at least 75% of the number of meetings that they were eligible to attend during the fiscal year ended March 31, 2014 of the Board of Directors and all committees on which such director served. The Corporation has not adopted a formal policy with respect to directors’ attendance at annual meetings of the stockholders of the Corporation. The Corporation encourages, but does not require, directors to attend. All of the Corporation’s directors were in attendance at the 2013 Annual Meeting of Stockholders: eight directors attended in person and one director attended telephonically. In accordance with the Corporation’s Corporate Governance Guidelines, Frank G. Brandenberg, as Chairman of the Board, presided over all regularly scheduled executive sessions of the non-management directors of the Corporation. The Board of Directors has established the following permanent committees, the functions and current members of which are noted below. All of the committees of the Board of Directors operate under charters, current copies of which can be found on our website at http://ir.kemet.com where you can click on the “Corporate Governance” link for each of the committee charters.
Audit Committee. The Audit Committee of the Board of Directors currently consists of: Mr. Maddrey (Chairman of the Audit Committee), Dr. Backes and Mr. Borruso. All members of the Audit Committee are independent as defined in the Securities Exchange Act of 1934 and the rules and regulations thereunder, as amended (“Exchange Act”), and the listing rules of the New York Stock Exchange (“NYSE”). The Board of Directors has determined that at least one member of the Audit Committee, Mr. Maddrey, is an “audit committee financial expert” serving on the Audit Committee within the meaning of the Securities and Exchange Commission (the “SEC”) rules and regulations. In addition, Dr. Backes and Mr. Borruso also have prior financial statement experience: Dr. Backes has served at various times as president, chief executive officer, chief financial officer and treasurer in prior companies; and Mr. Borruso has served as president and chief executive officer in current and prior companies. Mr. Maddrey has served on audit committees with other companies. The Audit Committee, among other duties, employs the independent auditors, pre-approves all services performed by the independent auditors, reviews the internal and external financial reporting of the Corporation, reviews the scope of the independent audit, considers comments by the auditors regarding internal controls and accounting procedures and management’s response to those comments, and reviews services provided by the independent auditors and other disclosed relationships as they bear on the independence of the independent auditors. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight times during the fiscal year ended March 31, 2014.
Compensation Committee. The Compensation Committee of the Board of Directors currently consists of Mr. Paul (Chairman of the Compensation Committee), Dr. Backes and Messrs. Bedi and Borruso. All members of the Compensation Committee are independent within the meaning of the listing rules of the NYSE. The Compensation Committee, among other duties, establishes the total compensation package provided to the Chief Executive Officer and the Corporation's Named Executive Officers, and reviews and/or approves the actual compensation (including base pay adjustments and any annual and long-term incentive payouts) paid to all senior executive officers of the Corporation, including all direct reports of the Chief Executive Officer. The Compensation Committee met five times during the fiscal year ended March 31, 2014.
Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Messrs. Bedi (Chairman of the Nominating and Corporate Governance Committee), Maddrey and Paul, all of whom are independent within the meaning of the listing rules of the NYSE. The Nominating and Corporate Governance Committee, among other duties, is authorized to review the Corporation’s governance practices, including the composition of the Board, and to make recommendations to the Board concerning nominees for election as directors, including nominees recommended by stockholders. The Nominating and Corporate Governance Committee met four times during the fiscal year ended March 31, 2014.

A stockholder who wishes to recommend a prospective nominee for the Board should notify the Corporation’s Corporate Secretary in writing with supporting material that the stockholder considers appropriate. The Nominating and Corporate Governance Committee will also consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the Corporation’s By-laws relating to stockholder nominations. Once the Nominating and Corporate Governance Committee has identified a prospective nominee, it makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Nominating and Corporate Governance Committee with the recommendation of the prospective candidate, as well as the Nominating and Corporate Governance Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below. If the Nominating and Corporate Governance Committee determines that additional consideration is warranted, it will engage a third-party search firm to gather additional information about the prospective nominee’s background and experience and to report its findings to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee then evaluates the prospective nominee against certain standards and qualifications. The Nominating and Corporate Governance Committee selects individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the Corporation’s stockholders. In addition, pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee evaluates the prospective nominee against a set of criteria for Board membership which includes factors relating to business experience, diversity, occupation, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. The Nominating and Corporate Governance Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In connection with this evaluation, the Nominating and Corporate Governance Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating and Corporate Governance Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating and Corporate Governance Committee determines the nominees who it will recommend to the Board.
Director Independence. The Board undertook its annual review of director independence in April 2014. During this review, the Board inquired about transactions and relationships between each director or any member of his or her immediate family and the Corporation and its subsidiaries and affiliates. The Board also inquired about transactions and relationships between directors or their affiliates and members of the Corporation’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
Only one of the directors determined to be independent by the Board has a relationship with the Corporation other than as a director. In evaluating the independence of Mr. Kotzubei, the Board considered that (i) Mr. Kotzubei is a Partner of Platinum Equity Advisors, LLC and (ii) K Equity, LLC (“K Equity”), an affiliate of Platinum Equity Advisors, LLC, has a warrant representing the right to purchase 8.4 million shares of Common Stock. In determining that Mr. Kotzubei is independent, the Board favorably considered that (i) Mr. Kotzubei meets the NYSE independence tests, (ii) the NYSE does not view ownership of even a significant amount of stock, by itself, as a bar to an independence determination, (iii) the loans with K Equity have been extinguished, (iv) the term of the Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC, as well as the advisory fee payable thereunder, were both fixed as of its May 5, 2009 effective date, and the term expired on June 30, 2013, and (v) the warrant rights of K Equity closely align K Equity’s interests with the Corporation’s stockholders.
As a result of this review, the Board affirmatively determined that all of the directors, including the Chairman, Frank G. Brandenberg, are independent of the Corporation and its management within the meaning of the SEC’s rules and regulations and the NYSE rules and regulations, with the exception of Mr. Per-Olof Lööf, who is considered to be a non-independent director because he is a member of the Corporation’s management.
Board Leadership Structure. Currently, the positions of Chairman of the Board and Chief Executive Officer of the Corporation are held by separate individuals, with Mr. Lööf serving as CEO and Mr. Brandenberg serving as Chairman of the Board. The Board believes that at the current time this structure is best for the Corporation, as it allows Mr. Lööf to focus on the Corporation’s strategy, business and operations, while enabling Mr. Brandenberg to assist with Board matters and serve as a liaison between the Board and the Corporation’s management.
Role in Risk Oversight. As the Corporation’s principal governing body, the Board of Directors has the ultimate responsibility for overseeing the Corporation’s risk management practices. According to the Corporation’s Corporate

Governance Guidelines, the Board of Directors’ risk responsibilities include monitoring ethical behavior; monitoring compliance with laws and regulations, the Corporation’s Global Code of Conduct (“Code of Conduct”), auditing and accounting principles and the Corporation’s own governing documents; assessing its own effectiveness in fulfilling these and other Board responsibilities; and overseeing the procedures in place to ensure the integrity of the Corporation’s financial statements. The Board of Directors believes it has in place effective processes to identify and oversee the material risks facing the Corporation and that these processes are consistent with, and provide additional support for, the current leadership structure of the Board of Directors. Certain risk management functions have been delegated to committees of the Board of Directors.
Pursuant to the Audit Committee Charter, one of the primary roles and responsibilities of the Audit Committee is to monitor the integrity of the Corporation’s financial reporting process and systems of internal controls regarding finance, accounting and associated legal compliance. Under the Audit Committee Charter, the Audit Committee will, among other responsibilities and duties:

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Consider and review with management, the internal audit group and the independent public accountants the effectiveness or weakness of the Corporation’s internal controls. Develop in consultation with management a timetable for implementing recommendations to correct identified weaknesses.

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Review the coordination between the independent public accountants and internal auditors; review the risk assessment processes, scopes and procedures of the Corporation’s internal audit work and whether such risk assessment process, scopes and procedures are adequate to attain the internal audit objectives as determined by the Corporation’s management and approved by the committee; and review the quality and composition of the Corporation’s internal audit staff.

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Review management’s monitoring of the Corporation’s compliance with laws and the Corporation’s Code of Conduct and ensure that management has proper review systems in place to ensure that the Corporation’s financial statements, reports and other information disseminated to governmental organizations and the public satisfy legal requirements.

The Corporation’s Chief Compliance Officer provides reports to the Audit Committee concerning activities related to the Corporation’s whistleblower hotline and other compliance issues.
The Compensation Committee reviews the Corporation’s compensation policies and practices to ensure that no such practices or policies create a reasonable likelihood of a material adverse effect on the Corporation. Additional information on the process and procedures for executive compensation determinations, including the role of management and compensation consultants, is contained in “Compensation Discussion and Analysis” below. For the fiscal year ended March 31, 2014, the Compensation Committee determined that none of the Corporation’s compensation policies or practices were reasonably likely to have a material adverse effect on the Corporation. In addition, pursuant to the Compensation Committee Charter, the Compensation Committee provides oversight of the Corporation’s safety, health and environmental programs, including a periodic review of accident frequency and severity statistics, programs to promote safe work habits, serious statutory violations or resulting citations, and any potential legal and/or financial liabilities in excess of $100,000 that may exist due to non-compliance with any safety, health or environmental law or regulation.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee is or has been an officer or employee of the Corporation, and no executive officer of the Corporation served on the Compensation Committee or board of directors of any entity that employed any member of the Corporation’s Compensation Committee or Board of Directors. In addition, no other “compensation committee interlocks” existed during the fiscal year ended March 31, 2014.
Compensation of Directors
During the fiscal year ended March 31, 2014, the compensation of the non-employee members of our Board of Directors was as follows (employee directors are not compensated for their service on our Board of Directors):

•	Each director (other than the Chairman) was paid a director’s fee at the annual rate of $40,000.

•	The Chairman was paid a director’s fee at the annual rate of $65,000.

•	The Chairman of the Audit Committee of the Board received an annual retainer of $12,500, and each member of the Audit Committee received an annual retainer of $8,000.

•	The Chairman of the Compensation Committee received an annual retainer of $8,000, and each member of the Compensation Committee received an annual retainer of $5,000.

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The Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $7,000, and each member of the Nominating and Corporate Governance Committee received an annual retainer of $4,000.

•	All directors were reimbursed for out-of-pocket expenses incurred in connection with attending meetings.

•
Each director received as additional compensation a fee of $1,500 per meeting for personal attendance at each Board or committee meeting, and a fee of $750 per meeting for telephonic attendance at each Board or committee meeting. In addition, each non-employee director received an annual grant of 6,667 restricted stock units (“Director RSUs”), which vest, based on the directors continued service, one day prior to the Annual Meeting of Stockholders for the fiscal year in which they are issued. Upon settlement, each Director RSU is converted into a share of restricted Common Stock and delivered to the director. Prior to the grant date, each director can elect to defer the settlement of his Director RSUs beyond the vesting date to a specific later date or to the termination date of his service on the Board. Restricted shares of Common Stock that have been converted from Director RSUs are 100% vested on the date of settlement; however they are restricted and cannot be sold until 90 days after the director resigns from his position as a member of the Board or until he achieves the targeted ownership under the Corporation’s stock ownership guidelines, and only to the extent that such ownership exceeds the target.

The Corporation uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. Periodically the Board of Directors approves changes to non-employee director compensation after review of recommendations from the Compensation Committee.  In recommending the levels of director cash and equity compensation, the Compensation Committee considers the significant amount of time that directors expend in fulfilling their duties to the Corporation as well as the skill-level required by the Corporation of members of the Board of Directors. The Compensation Committee also examines compensation of directors at manufacturing companies with revenues comparable to the Corporation.  None of the non-employee directors participate in a defined benefit plan or non-qualified deferred compensation plan sponsored or contributed to by the Corporation.
DIRECTOR COMPENSATION TABLE
The table below provides information concerning the compensation of the Corporation’s non-employee directors for the fiscal year ended March 31, 2014. The table below does not include information with respect to the Corporation’s Chief Executive Officer, Mr. Lööf, as he is also a Named Executive Officer of the Corporation. As an employee-director, Mr. Lööf is not compensated for his service as a director of the Corporation.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Wilfried Backes	76,250	28,268	104,518
Gurminder S. Bedi	72,250	28,268	100,518
Joseph V. Borruso	76,250	28,268	104,518
Frank G. Brandenberg	94,250	28,268	122,518
Jacob T. Kotzubei	44,500	28,268	72,768
E. Erwin Maddrey, II	79,000	28,268	107,268
Robert G. Paul	72,250	28,268	100,518
Joseph D. Swann	35,750	—	35,750

(1)
Represents the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for the following restricted stock unit grants: 6,667 Director RSUs with a grant date fair value of $28,268 granted on August 12, 2013 to each of Dr. Backes and Messrs. Bedi, Borruso, Brandenberg, Kotzubei, Maddrey and Paul.

(2)	Mr. Swann retired from the Corporation’s Board of Directors following the Corporation’s 2013 Annual Meeting of Stockholders.

Stock Ownership Guidelines
To directly align the interests of the directors with the interests of the stockholders, the Compensation Committee established guidelines stipulating whereby each director should maintain a minimum ownership interest in the Corporation. Mr. Lööf as a member of management has a target to own and retain a minimum number of shares totaling in value five times his annual base salary (discussed further in the Compensation Discussion and Analysis). Non-employee directors have a target to own and retain a minimum number of shares totaling in value three times their annual retainer. The time period during which such minimum number of shares is to be acquired and retained is targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such director was first elected. With the exception of Mr. Kotzubei, who has been a director for less than three years, all non-employee directors met the ownership guideline as of March 31, 2014.
As persons with access to material non-public information regarding the Corporation, our directors are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our insider trading policy.
Stockholder Communication with the Board of Directors
Stockholders and other parties interested in communicating directly with the Chairman or with the non-management directors as a group may do so by writing to Chairman of the Board of Directors, KEMET Corporation, P.O. Box 5928, Greenville, South Carolina 29606.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Corporation’s officers, directors and persons who beneficially own more than 10% of a registered class of the Corporation’s equity securities to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten-percent beneficial owners also are required by rules promulgated by the SEC to furnish the Corporation with copies of all Section 16(a) forms they file.
Based solely upon a review of the copies of such forms furnished to the Corporation, or written representations that no Form 5 filings were required, the Corporation believes that during the period from April 1, 2013 through March 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with.
Review, Approval or Ratification of Transactions with Related Persons
Our directors and executive officers (and other employees) are expected to adhere to the Corporation’s Code of Conduct. Our Code of Conduct is available free of charge on the Corporation’s website at http://ir.kemet.com where you can click on the link to “Corporate Governance,” then “Global Code of Conduct.” In the event that any action arises or is proposed that would require a waiver of or a deviation from our Code of Conduct, or in the event that any actual or potential conflict of interest arises involving any of our directors or executive officers, our policy requires that the matter be reported to the Corporation’s management. In the event of such conflicts, the director(s) or officer(s) involved, if any, shall recuse themselves from any decision affecting their personal interests.
The Board has reviewed the following transactions, including, without limitation, for the purpose of determining the independence of Mr. Kotzubei, a Partner at Platinum Equity, within the meaning of the SEC’s rules and regulations and the NYSE rules and regulations.
On May 5, 2009, the Corporation entered into a credit facility with K Financing, LLC (the “Amended and Restated Platinum Credit Facility”), an affiliate of Platinum Equity Capital Partners II, L.P. The Amended and Restated Platinum Credit Facility consists of a term loan (the “Platinum Term Loan”), a line of credit loan (the “Platinum Line of Credit Loan”) and a working capital loan (“Platinum Working Capital Loan”) among K Financing, LLC (“K Financing”), the Corporation and certain of the Corporation’s subsidiaries.
In connection with the Amended and Restated Platinum Credit Facility, the Corporation granted K Financing a warrant to purchase up to 26,848,484 shares of the Corporation’s Common Stock, representing up to 49.9% of the Corporation’s outstanding Common Stock; the Warrant was subsequently transferred to K Equity, LLC (“K Equity”), an affiliate of K

Financing. As a result, K Equity and certain of its affiliates are deemed to be beneficial owners of the Corporation’s securities as well as “related persons” as holders of securities covered by Item 403(a) of Regulation S-K.
In connection with the Amended and Restated Platinum Credit Facility, the Corporation entered into a Corporate Advisory Services Agreement with Platinum Equity Advisors, LLC (“Platinum Advisors”), an affiliate of K Equity, for a term of the later of (i) June 30, 2013 and (ii) the termination of the Amended and Restated Platinum Credit Facility, pursuant to which the Corporation will pay an annual fee of $1.5 million to Platinum Advisors for certain advisory services. On May 5, 2010, the Platinum Term Loan, the Platinum Line of Credit Loan, and the Platinum Working Capital Loan were extinguished.
On December 20, 2010, in connection with a secondary offering in which K Equity was the selling security holder, K Equity sold a portion of the Warrant representing the right to purchase 10.9 million shares of Common Stock to the underwriters of the secondary offering, who exercised their full portion of the warrant at a price of $12.80 per share in a cashless exercise and received a net settlement of 10.0 million shares of Common Stock. These shares were sold as part of a secondary offering and KEMET did not receive any of the proceeds from the transaction. On May 31, 2011, K Equity sold a portion of the Closing Warrant to Deutsche Bank Securities Inc., in connection with the offering of a total of 7 million shares of the Corporation’s Common Stock, at a public offering price of $14.60 per share. K Equity retained the unsold portion of the Warrant, representing the right to purchase 8.4 million shares of Common Stock.
On June 30, 2013, the term of the Corporate Advisory Services Agreement expired.

PROPOSAL TO RATIFY APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP as the independent registered public accounting firm to examine the financial statements of the Corporation for the fiscal year ending March 31, 2015 and to perform other appropriate accounting services.
A proposal will be presented at the Annual Meeting to ratify the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. During the fiscal years ended March 31, 2014 and 2013, Ernst & Young LLP served as the Corporation’s independent registered public accounting firm and also provided other audit-related services. See “Audit and Non-Audit Fees” on page 48. If the stockholders do not ratify this appointment by the affirmative vote of a majority of the shares represented in person or by proxy at the meeting, other independent registered public accounting firms will be considered by the Board of Directors upon recommendation by the Audit Committee. Even if the appointment of Ernst & Young LLP is ratified, the Audit Committee may in its sole discretion terminate the engagement of the firm and direct the appointment of another independent auditor at any time during the year if it determines that such an appointment would be in the best interests of the Corporation and its stockholders.
The Board of Directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as the Corporation’s independent registered public accounting firm for the fiscal year ending March 31, 2015.

PROPOSAL TO APPROVE THE 2014 AMENDMENT AND RESTATEMENT OF THE KEMET CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN
Overview
Share-based and cash-based incentive awards historically have been a significant component of the Corporation’s executive compensation program. In 2011, the Board adopted and stockholders approved the KEMET Corporation 2011 Omnibus Equity Incentive Plan. Upon adoption of such plan, no further awards were permitted to be granted under the Corporation’s prior plans, including the 2004 Long-Term Equity Incentive Plan, the 1995 Executive Stock Option Plan and the 1992 Key Employee Stock Option Plan. On April 30, 2014 (the “Effective Date”), the Board unanimously approved and adopted, subject to the approval of our stockholders at the annual meeting, the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan. In the discussion of this proxy proposal, we refer to the currently existing version of the KEMET Corporation 2011 Omnibus Equity Incentive Plan as the “2011 Equity Incentive Plan,” and the 2014 Amendment and Restatement of the 2011 Equity Incentive Plan, in the event that the stockholders approve this proposal, as the “Amended Plan.” In addition, we refer to the Corporation’s 2011 Equity Incentive Plan (as in effect before the Effective Date), 2004 Long-Term Equity Incentive Plan, 1995 Executive Stock Option Plan and 1992 Key Employee Stock Option Plan, collectively, as the “Prior Plans.”
The 2011 Equity Incentive Plan is currently the only plan the Corporation has to issue equity-based awards. The 2011 Equity Incentive Plan authorizes the Compensation Committee of the Board to grant a variety of awards designed to advance the Corporation’s interests and long-term success by encouraging stock ownership among the Corporation’s officers and other key executives, employees, nonemployee directors, consultants and other advisors by linking the compensation of such persons to share price performance or the achievement of specified corporate objectives. These awards include equity and cash awards intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

The 2011 Equity Incentive Plan authorized for issuance 4,000,000 shares of Common Stock, plus any shares remaining available for grant under the Prior Plans on March 31, 2011, less one share of Common Stock for every one share that was subject to an option, performance award or other award granted after March 31, 2011. As of the Effective Date, there were 1,619,485 shares remaining available for grant under the 2011 Equity Incentive Plan. Also as of that date, there were outstanding stock options for 1,731,892 shares with a weighted average exercise price of $9.83 and a weighted average remaining term of 6.27 years; 271,852 outstanding non-vested shares of restricted Common Stock with a weighted average fair value on grant date of $7.12 per share; and 858,837 outstanding non-vested restricted stock units (“RSUs”) granted under the Corporation’s Long Term Incentive Plans (“LTIPs”) that, upon vesting, are convertible into the per share value of Common Stock as of the date of grant, vesting date or other date determined by the Compensation Committee on the grant date.
Based upon a review of the 2011 Equity Incentive Plan and the Corporation’s historical grant rates, the Board and the Compensation Committee have determined that the 1,619,485 shares remaining for grant under the 2011 Equity Incentive Plan will not permit the Corporation to continue issuing equity awards in a manner intended to optimize the alignment of stockholder and management interests as it has historically done. Consequently, the Board and the Compensation Committee have recommended that the aggregate number of shares subject to the 2011 Equity Incentive Plan be increased.
Among other things, the adoption of the Amended Plan would increase the number of shares authorized for issuance under the 2011 Equity Incentive Plan by 2,600,000 shares, which we believe will provide the Corporation with the flexibility to provide appropriate equity incentives for approximately 4.5 years based on the nature of our existing business, the size of our existing workforce, our current stock price and the current levels of grants under the 2011 Equity Incentive Plan. If the stockholders do not approve the Amended Plan, then, using the same assumptions, the Corporation believes it would have sufficient shares to provide equity incentives for approximately the next 1.7 years. If this proposal to approve the Amended Plan is passed, then the total number of shares available for future issuance under the Amended Plan, as of the Effective Date, will be 4,219,485, which consists of the 2,600,000 share increase as described in this proposal, plus the 1,619,485 shares that were available for grant under the 2011 Equity Incentive Plan as of the Effective Date.

The Corporation believes that the dilution level resulting from the increase in the number of shares authorized for grant under the Amended Plan is moderate and consistent with stockholder interests. Using data as of the Record Date but assuming stockholder approval of this proposal, we calculate a dilution level of 13.5% by dividing the number of shares subject to existing awards or available for future grants under our plans by our fully diluted shares outstanding as follows:

Shares subject to Outstanding Stock Option Awards (1)	1,731,892
Shares subject to Outstanding Restricted Stock Awards (2)	271,852
Shares subject to Outstanding LTIP Awards (time-based)	666,360
Shares subject to Outstanding LTIP Awards (performance-based) (3)	192,477
Available for Future Grant Under the 2011 Equity Incentive Plan	1,619,485
Additional Shares for the Amended Plan	2,600,000
Sum of Above	7,082,066
Shares of Common Stock Outstanding	45,362,350
Fully Diluted Shares Outstanding	52,444,416

(1) Weighted average exercise price of $9.83 and a weighted average remaining term of 6.5 years, as of the Effective Date. Included among these shares are options held by Mr. Lööf (the “Lööf Performance Options”) for 33,333 shares of Common Stock which vest only in the event that the closing price of the Common Stock exceeds $36.23 for 30 consecutive calendar days, and options for 50,000 shares of Common Stock which vest only in the event that the closing price of the Common Stock exceeds $48.30 for 30 consecutive days. Subject to such vesting requirements, the Lööf Performance Options have an exercise price of $24.15 per share. All of the Lööf Performance Options expire on April 4, 2015.
(2) Weighted average fair value on grant date of $7.12 per share.
(3) Performance-based RSUs were granted in fiscal year 2014 and are outstanding, subject to the Corporation’s achievement of a two-year performance target for the period ending March 31, 2015. These RSUs are included at threshold level of performance, consistent with the Corporation’s performance, at the midpoint of the measurement period, toward achievement of its measurement target. The Corporation failed to meet its threshold performance targets for the two-year performance periods ending March 31, 2014 and March 31, 2013, respectively, and as a result, no performance-based RSUs were earned in those fiscal years.

The Corporation also manages its share usage by reviewing the number of shares subject to grant on an annual basis. The so-called “burn rate” shows how rapidly a company is depleting its shares reserved for equity compensation plans, and is defined as the number of shares granted under a company’s equity compensation plans in a given year divided by the weighted average of common shares outstanding during the year.
The table below reflects our burn rate for fiscal years 2012 through 2014:

	2014	2013	2012

Stock options granted	311,500	324,500	424,000
Restricted stock and time-based RSUs granted	93,804	108,884	379,565
Time-based RSUs granted under LTIP	501,263	443,755	n/a
Performance-based RSUs and restricted stock earned under LTIP (1)	—	—	217,079
Total granted	906,567	877,139	1,020,644
Weighted-average common stock outstanding (basic)	45,102,000	44,897,000	43,285,000
Annual burn rate (2)	2.0%	2.0%	2.4%
(1) During fiscal years 2014, 2013 and 2012, 384,954, 332,816 and 289,287 performance-based RSUs were granted, respectively, which become earned at the end of the applicable two-year performance period, contingent upon the achievement of certain performance targets. In the event of performance below target but at or above performance thresholds, the above figures are reduced by up to 50%, and in the event that performance is above target, the above figures are increased by up to 50% (and up to 100% for performance-based RSUs granted to Mr. Lööf - see page 33, Long Term Incentives for Named Executive Officers). Performance-based RSUs granted in fiscal year 2014 are subject to the achievement of performance targets for the two-year performance period ending March 31, 2015. During fiscal years 2014 and 2013, no performance-based RSUs vested, because the applicable performance thresholds for the performance periods ending in such years were not met. In fiscal year 2012, restricted stock was earned based upon the Corporation meeting the maximum performance target under the FY11/12 LTIP.

(2) Equal to sum of options, restricted stock and RSUs granted (or, for RSUs subject to performance-based vesting, earned) and divided by basic weighted average shares outstanding.
In addition to the proposed 2,600,000 share increase in the number of shares authorized for issuance under the 2011 Equity Incentive Plan, the primary purposes of the amendments to the 2011 Equity Incentive Plan contained in the Amended Plan are to:

•
allow any unexercised, unconverted or undistributed portion of any award made under the Amended Plan or under the Prior Plans resulting from termination, expiration or forfeiture of such award, any shares subject to any award made under the Amended Plan or Prior Plans settled for cash and any shares issued pursuant to restricted stock awards under the Amended Plan and subsequently reacquired by the Corporation due to termination, expiration or forfeiture of the restricted stock award, to be again available for issuance as an award under the Amended Plan;

•
limit the number of shares during any fiscal year that may be granted to director and non-director participants pursuant to options or stock appreciation rights (“SARs”) and the number of shares that may be earned by director and non-director participants with respect to restricted stock awards, restricted stock unit awards (“RSUs”), performance awards and/or other share-based awards; and

•	subject to certain exceptions, as described below, impose a minimum vesting period for options and stock appreciation rights of not less than one year from the date of grant.
The summary of the Amended Plan which follows is qualified in its entirety by reference to the complete text of the Amended Plan as set forth in Appendix A to this proxy statement. You should read the complete text of the Amended Plan for more details regarding the operation of the Amended Plan.

Summary of the Amended Plan
The Board and the Compensation Committee recommend that the stockholders approve the Amended Plan. If the holders of a majority of the shares of Common Stock which are represented in person or by proxy at the annual meeting and entitled to vote on this proposal to adopt the Amended Plan vote FOR the Amended Plan, it will immediately become active. If the Corporation’s stockholders do not approve the Amended Plan, the Amended Plan will not become active, and the 2011 Equity Incentive Plan will continue as in effect prior to the Effective Date. The results of the vote will not affect any awards outstanding under the Prior Plans at the time of the annual meeting.
Purpose
The Board believes that the Amended Plan fosters and promotes the long-term financial success of the Corporation and materially increases stockholder value by:

•	strengthening the Corporation’s capability to develop, maintain, and direct an outstanding management team;

•	motivating superior performance by means of long-term performance related incentives;

•	encouraging and providing for obtaining an ownership interest in the Corporation;

•	attracting and retaining outstanding executive and director talent by providing compensation opportunities competitive with other major companies; and

•	enabling executives and directors to participate in the long-term growth and financial success of the Corporation.
Amended Plan Term
The Amended Plan will be effective upon stockholder approval at the annual meeting. No new awards may be granted under the Amended Plan after the tenth anniversary of the Effective Date. However, the term and exercise of awards granted before then may extend beyond that date. The Board may terminate the Amended Plan at any time with respect to all awards that have not been granted.
Eligibility
The officers, executives, and other employees of the Corporation or its subsidiaries and the Corporation’s nonemployee directors may be selected by the Compensation Committee to receive awards under the Amended Plan. In addition, the Compensation Committee may select certain consultants, contract employees and advisors providing services to the Corporation or its subsidiaries to receive awards under the Amended Plan. The Compensation Committee determines which eligible persons will receive awards and the size, terms, conditions and restrictions of such awards. The Corporation refers to eligible persons who have been approved to receive awards under the Amended Plan as participants. The current number of persons eligible to participate in the Amended Plan is approximately 240 people. As of the Effective Date, 280 participants had received awards under the 2011 Equity Incentive Plan.
Administration
The Amended Plan is to be administered by the Compensation Committee. The Compensation Committee may grant awards to eligible persons and, to the extent permitted by applicable law, may delegate to (1) a committee of one or more directors of the Corporation any of the authority of the Compensation Committee under the Amended Plan or (2) one or more executive officers, or a committee of executive officers, the right to grant awards to employees who are not directors or executive officers of the Corporation and the authority to take action on behalf of the Compensation Committee pursuant to the Amended Plan to cancel or suspend awards to employees who are not directors or executive officers of the Corporation. The Compensation Committee is authorized to interpret the Amended Plan and related agreements and documents and to take various other actions with respect thereto.
Available Awards
The Amended Plan authorizes the Corporation to provide equity-based compensation in the form of (1) stock options, including incentive stock options (“ISOs”), entitling the optionee to favorable tax treatment under Section 422 of the Code; (2) SARs; (3) restricted stock and RSUs; (4) other share-based awards; and (5) performance awards. Each type of award is described below under “Types of Awards Authorized Under the Amended Plan.” Each award granted under the Amended Plan will be evidenced by an award agreement containing such terms and provisions, consistent with the Amended Plan, as the Compensation Committee may approve.
Shares Available Under the Amended Plan
Subject to adjustment as provided for in the Amended Plan, a total of 4,219,485 shares shall be authorized for grant under the Amended Plan, as of the Effective Date. In addition, any (i) unexercised, unconverted or undistributed portion of any award made under the Amended Plan or under the Prior Plans resulting from termination, expiration or forfeiture of such award, (ii) any shares subject to any award made under the Amended Plan or Prior Plans settled for cash (in whole or in part) and (iii) any shares issued pursuant to restricted stock awards under the Amended Plan and subsequently reacquired by the Corporation due to termination, expiration or forfeiture of the restricted stock award, shall again be available for issuance as an award under the Amended Plan.

These shares may be of original issuance, treasury shares or other shares, or a combination of the foregoing. The closing price of our stock as reported by the NYSE on June 18, 2014 was $5.89 per share.

Award Limitations

Subject to certain adjustments as provided for in the Amended Plan:

•	No participant may be granted stock options or SARs for more than 500,000 shares of Common Stock for each type of award during any fiscal-year of the Corporation.

•	No participant who is a non-employee director may be granted stock options or SARs for more than 200,000 shares of Common Stock for each type of award during any fiscal-year of the Corporation.

•
No participant may be granted restricted stock, RSUs, performance shares or other share-based awards for more than 500,000 shares of Common Stock for each type of award during any fiscal-year of the Corporation if the award is intended to be “performance-based compensation” under Section 162(m) of the Code.

•
No participant who is a non-employee director may be granted restricted stock, RSUs, performance shares or other share-based awards for more than 100,000 shares of Common Stock for each type of award during any fiscal year of the Corporation.

•
The maximum dollar value that may be earned by any participant for any 12-month performance period (as established by the Compensation Committee) with respect to performance awards which are denominated in cash and intended to be “performance-based compensation” under Section 162(m) of the Code is $5,000,000.

Share Counting
Under the Amended Plan, each share of Common Stock that is subject to a stock option, SAR or other award counts against the aggregate Amended Plan limit as one share. For each unexercised, unconverted or undistributed share that results from an award that is terminated, forfeited, expires or is settled for cash (in whole or in part) under the Amended Plan or under the Prior Plans, one share will be added back to the aggregate Amended Plan limit. The following shares of Common Stock will not increase the number of shares available for grant under the Amended Plan:

•	Any shares of Common Stock issued upon the exercise of an award or the vesting of an award under the Amended Plan or the Prior Plans;

•
Any shares of Common Stock tendered by a participant or withheld by the Corporation in full or partial payment of the exercise price of stock options or the full or partial satisfaction of a tax withholding obligation on any award under either the Amended Plan or the Prior Plans;

•	Common Stock subject to a SAR granted under either the Amended Plan or the Prior Plans that is not issued in settlement of the SAR when the SAR is exercised; and

•	Common Stock reacquired by the Corporation on the open market or otherwise using cash proceeds from the exercise of stock options granted either under the Amended Plan or the Prior Plans.

Shares of Common Stock issued as substitution awards in connection with the Corporation’s merger with or acquisition of a company will not decrease the number of shares available for grant under the Amended Plan, but shares of Common Stock subject to substitution awards will not be available for further awards under the Amended Plan if the substitution awards are forfeited, expire or settled in cash. the Corporation may use shares under a pre-existing, stockholder-approved plan of a company acquired by the Corporation for awards under the Amended Plan, which shares will not decrease the number of shares available for grant under the Amended Plan, but such shares may only be used for grants of awards made prior to the expiration of the pre-existing plan and to persons who were not employees or directors of the Corporation or any subsidiary prior to such acquisition.
Section 162(m) of the Code
The Amended Plan is designed to allow the Corporation to grant awards that satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. The Board and the Compensation Committee believe that it is in the Corporation’s interests and the interests of the Corporation’s stockholders to maintain an equity and long-term cash compensation plan under which compensation awards made to the Corporation’s named executive officers can qualify for deductibility for federal income tax purposes. Accordingly, the Amended Plan has been structured in a manner such that awards under it can satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code. In order for awards to satisfy the requirements for the performance-based compensation exclusion from the deduction limitations under Section 162(m) of the Code, the Amended Plan specifies performance measures and other material terms that must be approved by the Corporation’s stockholders. Approval of the Amended Plan by the required vote of the Corporation’s stockholders described above is intended to constitute such approval. In all cases, however, the Board or the Compensation Committee may determine it is in the Corporation's interest to grant awards that do not qualify for the performance based compensation exclusion to the deduction limits under section 162 (m) of the Code.
Repricing Prohibited
Except in connection with an adjustment involving a corporate transaction or event as provided for in the Amended Plan, the Compensation Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of the Corporation’s stockholders.
Types of Awards Authorized Under the Amended Plan
Stock Options. Stock options may be granted that entitle the optionee to purchase shares of Common Stock at a price not less than the fair market value per share as of the date of grant (except for substitution awards). The maximum term for stock options is 10 years. ISOs granted to any person who owns, as of the date of grant, stock possessing more than 10% of the total combined voting power of all classes of our stock, however, must have an exercise price that is not less than 110% of the fair market value of Common Stock on the date of grant and may not have a term extending beyond the fifth anniversary of the date of grant. Stock options shall have a vesting period of not less than one year from the date of grant, subject to the Compensation Committee’s right to accelerate vesting in its discretion in the event of the death, disability or retirement of the participant or a change in control (as defined in the Amended Plan). Subject to the foregoing minimum vesting period requirement, the Compensation Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement. The maximum aggregate number of shares of Common Stock that may be issued pursuant to ISOs granted under the Amended Plan is 4,219,485 shares. Stock options may be granted as ISOs, nonqualified stock options, or combinations of the foregoing. Each grant of stock options will specify whether the exercise price is payable: (1) in cash or by cash equivalents; (2) by the transfer to the Corporation of previously acquired shares of Common Stock owned by the optionee;

(3) with the consent of the Compensation Committee, by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price; (4) pursuant to a net exercise arrangement whereby the participant directs the Corporation to deduct from shares issuable upon exercise of his or her stock options a number of shares having an aggregate fair market value equal to the sum of the total purchase price; (5) by such other methods as may be specified in the award agreement; or (6) by a combination of such payment methods.
SARs. A SAR is a right, exercisable by surrender of the SAR and the related stock option (if granted in tandem with a stock option) or by surrender of the SAR only (if granted as a free-standing SAR), to receive from the Corporation an amount equal to the number of shares of Common Stock subject thereto multiplied by the difference between the fair market value of Common Stock on the date of exercise and the grant price of the SAR. The grant price of a free-standing SAR may not be less than the fair market value per share at the date of grant (except for substitution awards). Any grant may specify that the amount payable on exercise of a SAR may be paid by the Corporation in cash, in shares of Common Stock or other property, or in any combination thereof, in the sole discretion of the Compensation Committee. No SAR may be exercisable more than 10 years from the date of grant. SARs shall have a vesting period of not less than one year from the date of grant, subject to the Compensation Committee’s right to accelerate vesting in its discretion in the event of the death, disability or retirement of the participant or a change in control (as defined in the Amended Plan). Subject to the foregoing minimum vesting period requirement, the Compensation Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement.
Restricted Stock and RSUs. A grant of restricted stock involves the immediate transfer by the Corporation to a participant of ownership of a specified number of restricted shares of Common Stock in consideration of the performance of service. The participant is entitled immediately to voting, dividend and other ownership rights in such shares; provided, however, that at least a portion of the restricted stock covered by such issuance or transfer must be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Compensation Committee at the date of grant or to the achievement of specified performance measures. An RSU represents the right of the grantee of the RSU to receive from the Corporation a payment upon or after vesting of the RSU equal to the per share value of Common Stock as of the date of grant, vesting date, or other date determined by the Compensation Committee at the date of grant of the RSU. At the discretion of the Compensation Committee, RSUs may be settled in cash, shares of Common Stock or any combination thereof. RSUs may entitle the participant to receive credits for dividend equivalents, but not voting or other rights as a stockholder.
If the restricted stock or RSUs vest upon the passage of time rather than the achievement of performance measures, the period of time for such vesting may not be shorter than three years from the date of grant (with the possibility of ratable vesting during such three-year period). If the restricted stock or RSUs vest upon the achievement of performance measures, the restrictions may not terminate sooner than one year after the date of grant. In each case awards are subject to accelerated vesting in the Compensation Committee’s discretion in the event of a change in control (as defined in the Amended Plan) or the death, disability, or retirement of the participant. Notwithstanding the foregoing, the restrictions described above in this paragraph do not apply to grants of up to 10% of the number of shares of Common Stock available for awards on the effective date of the Amended Plan. Subject to the minimum vesting period requirements set forth in the first two sentences of this paragraph and, in the case of restricted stock or RSU awards intended to comply with the Section 162(m) performance-based exception, Section 162(m) of the Code and the regulations thereunder, the Compensation Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement.
Other Share-Based Awards. The Compensation Committee may, subject to limitations under applicable law, grant to any participant other share-based awards, which may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock or other property, including deferred restricted stock units, in the sole discretion of the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.
If other share-based awards (except for awards in the form of deferred restricted stock units granted to directors in lieu of all or a portion of their fees for serving as directors) vest upon the passage of time rather than the achievement of performance measures, the period of time for such vesting may not be shorter than three years (with the possibility of ratable vesting during such three-year period). If other share-based awards vest upon the achievement of performance measures, the restrictions may not terminate sooner than one year after the date of grant. In each case awards are subject to accelerated vesting in the Compensation Committee’s discretion in the event of a change in control (as defined in the Amended Plan) or the death, disability, or retirement of the participant. Notwithstanding the foregoing, the restrictions described above in this paragraph do not apply to grants of up to 10% of the number of shares of Common Stock available for awards on the effective date of the Amended Plan. Subject to the minimum vesting period requirements set forth in the first two sentences of this paragraph and, in the case of other share-based awards intended to comply with the Section 162(m) performance-based exception, Section 162(m) of the Code and the regulations thereunder, the Compensation Committee may, in its sole discretion, waive the vesting restrictions and any other conditions set forth in any award agreement.

Performance Awards. The Compensation Committee may grant to any participant performance awards in the form of performance shares or performance units, as determined by the Compensation Committee in its sole discretion. Performance shares are units valued by reference to a designated number of shares of Common Stock. Performance units are units valued by reference to a designated amount of cash or property other than shares of Common Stock. The performance period for performance shares payable in Common Stock may not be shorter than one year. Each performance award will specify one or more performance measures that must be satisfied within a specified period (referred to as the performance period) in order for the performance awards to be earned.
To the extent earned, the performance awards will be paid to the participant at the time and in the manner determined by the Compensation Committee. Any grant may specify that the amount payable with respect thereto may be paid by the Corporation in cash, shares of Common Stock or other property or any combination thereof at the discretion of the Compensation Committee. Performance awards may be paid in a lump sum or in installments following the close of the performance period or, in accordance with procedures established by the Compensation Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

Performance Measures
Performance measures are measurable performance objectives established by the Compensation Committee for participants who have received awards under the Amended Plan. Performance measures may be described in terms of either company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary or division, business segment or business unit within the Corporation or a subsidiary in which the participant is employed. Performance measures applicable to any award or portion of an award that is intended to be a qualified performance-based award to a participant who is, or is determined by the Compensation Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code will be based on the attainment of specified levels of one or any combination of the following:

•	revenue

•	net income (or loss) per share

•	pre-tax profits

•	net earnings (or loss)

•	net income (or loss)

•	operating income or loss (before or after taxes)

•	cash flow

•	cash flow per share (before or after dividends)

•	earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization)

•	total stockholder return relative to assets

•	total stockholder return relative to peers

•	customer satisfaction

•	customer growth

•	employee satisfaction

•	gross margin

•	revenue growth

•	stock price

•	market share

•	sales

•	earnings (or loss) per share

•	return on equity

•	cost reductions

•	economic value added

•	product revenue growth

•	pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus)

•	earnings or loss per share

•	net income or loss

•	return on assets or net assets

•	attainment of strategic and operational initiatives

•	appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly-traded securities of the Corporation

•	gross profits

•	comparisons with various stock market indices

•	return on capital (including return on total capital or return on invested capital)

•	cash flow return on investment

•	improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable

•	operating margin

•	year-end cash

•	cash margin

•	debt reduction

•	stockholders’ equity

•	operating efficiencies

•	market share

•	research and development achievements

•	manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities)

•	strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property)

•
establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Corporation’s products (including with group purchasing organizations, distributors and other vendors)

•	supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Corporation’s products)

•	co-development, co-marketing, profit sharing, joint venture or other similar arrangements

•	financial ratios, including those measuring liquidity, activity, profitability or leverage

•	cost of capital

•	financing and other capital raising transactions (including sales of the Corporation’s equity or debt securities)

•	factoring transactions

•	sales or licenses of the Corporation’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally, or through partnering transactions

•
implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures

•	recruiting and maintaining personnel

•	other measurable objectives the Compensation Committee deems appropriate.

In addition, to the extent permitted by Code Section 162(m), the Compensation Committee may exclude charges related to an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (1) restructuring, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (2) an event either not directly related to the operations of the Corporation or not within the reasonable control of the Corporation’s management, or (3) the cumulative effects of tax or accounting charges in accordance with U.S. generally accepted accounting principles.

Dividends and Dividend Equivalents on Performance Awards
Any dividends or dividend equivalents provided with respect to performance awards, as well as with respect to restricted stock, RSU and other stock-based awards that are subject to the attainment of performance measures, will be subject to the same restrictions and risk of forfeiture as the underlying awards.
Amendment and Termination of the Amended Plan
The Board may alter, amend, suspend or terminate the Amended Plan from time to time subject to approval by the Corporation’s stockholders if required by applicable law, including the rules and regulations of the New York Stock Exchange (or such other principal U.S. national securities exchange on which shares of Common Stock are traded). Further, the Board may not, without the approval of the Corporation’s stockholders, amend the Amended Plan to:

•	materially increase the maximum number of shares of Common Stock that may be the subject of awards under the Amended Plan (except for adjustments permitted by the Amended Plan, as described below);

•	expand the types of awards available under the Amended Plan;

•	materially expand the class of persons eligible to participate in the Amended Plan;

•	eliminate certain requirements relating to minimum exercise price, minimum grant price and stockholder approval with respect to stock options and SARs;

•	increase the maximum permissible term of any option or the maximum permissible term of a SAR;

•	increase any limitation on grants to an individual participant as set forth in the Amended Plan; or

•	alter the repricing provisions referred to above under “Repricing Prohibited” (other than in connection with a change in control or a substitute award (each as defined in the Amended Plan)).

The Board may not amend the Amended Plan to impair the rights of a participant in any material respect under any award previously granted without such participant’s consent.
Vesting and Exercise of an Award
The applicable award agreement governing an award will specify the period during which the right to exercise the award in whole or in part vests, including the events or conditions upon which the vesting of an award will occur or may accelerate. No portion of an award which is not vested at the time of the participant’s termination of service with us will subsequently become vested, except as may be otherwise provided in the agreement relating to the award or determined by the Compensation Committee.

Generally, a stock option or SAR may only be exercised while a participant remains an officer, executive, or other employee of the Corporation or its subsidiaries or a nonemployee director of the Corporation or for a specified period of time (up to the remainder of the term of the award as established on the date of grant) following the participant’s termination of service with the Corporation or any of its subsidiaries. An award may be exercised for any vested portion of the shares subject to such award until the award expires or as otherwise determined by the Compensation Committee.
If permitted by applicable law, in the case of a termination of employment by reason of the death, disability, or retirement of a participant who holds any restricted stock or RSUs as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or other stock-based awards that have not been fully earned, or who holds shares of Common Stock subject to any other transfer restriction imposed pursuant to the Amended Plan, the Compensation Committee may, in its sole discretion, take such action as it deems equitable in the circumstances or in the best interests of the Corporation, including waiving or modifying any vesting, performance or other period, any performance measure or any other requirement, condition, restriction or limitation applicable to any such award.
Unless otherwise provided in the applicable award agreement, in the event of a change in control of the Corporation (as defined in the Amended Plan) in which the successor company assumes or substitutes for options rights, SARs, restricted stock or RSUs or other share-based awards, if a participant’s employment is terminated within 24 months following a change in control, (1) stock options will immediately vest and become exercisable for 24 months following the date of such change in control; (2) the restrictions, limitations and other conditions applicable to any restricted stock or RSUs as of the date of such termination of employment will lapse and the restricted stock or RSUs will become vested; and (3) the restrictions, limitations and other conditions applicable to any other share-based awards will lapse and the other share-based awards will become fully vested and transferable to the full extent of the original grant.
Adjustments
The number and kind of shares covered by outstanding awards under the Amended Plan and, in the case of stock options and SARs, the exercise or base prices applicable thereto, must be adjusted as the Compensation Committee, in its sole discretion exercised in good faith, determines is equitably required to prevent dilution or enlargement of the rights of participants or optionees in the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares of Common Stock or the value thereof. In the event of any such transaction or event or in the event of a change in control of the Corporation (as defined in the Amended Plan), the Compensation Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Amended Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or SAR with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the Compensation Committee may in its sole discretion elect to cancel such stock option or SAR without any payment to the person holding such stock option or SAR. The Compensation Committee shall also make or provide for such adjustments in the number of shares available under the Amended Plan, including the individual participant limits described in the Amended Plan, as the Compensation Committee may determine appropriate to reflect any transaction or event described above, except that any such adjustment will be made only to the extent that it would not cause any stock option intended to qualify as an ISO to fail to so qualify. Additionally, the Corporation may eliminate fractional shares or settle fractional shares in cash.

Limited Transferability
No award and no shares of Common Stock that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such award may be exercised during the life of the participant only by the participant or the participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Compensation Committee, a participant may assign or transfer an award to: (1) the participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings; (2) a trust for the benefit of one or more of the participant or the persons referred to in clause (1); (3) a partnership, limited liability company or corporation in which the participant or the persons referred to in clause (1) are the only partners, members or shareholders; or (4) for charitable donations; provided that in each case such permitted assignees are bound by and subject to all of the terms and conditions of the Amended Plan and the award agreement relating to the transferred award and shall execute an agreement satisfactory to the Corporation evidencing such obligations.
Withholding Taxes
To the extent that the Corporation is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a participant or other person under the Amended Plan, and the amounts available to the Corporation for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the participant or such other person make arrangements satisfactory to the Corporation for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of Compensation Committee) may include relinquishment of a portion of such benefit. In certain circumstances, the Corporation may withhold from wages amounts otherwise payable to a participant, or shares of Common Stock that are deliverable to a participant, to settle tax withholding obligations. Participants may elect to have shares of Common Stock withheld by the Corporation or may deliver other shares of Common Stock to satisfy tax withholding obligations, but the value of any shares withheld will not exceed the minimum amount of taxes required to be withheld.

Compliance with Section 409A of the Internal Revenue Code
To the extent applicable, it is intended that the Amended Plan and any grants made thereunder comply with or be exempt from the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Amended Plan and any grants made under the Amended Plan shall be administered in a manner consistent with this intent.
Termination
No grant will be made under the Amended Plan more than 10 years after the Effective Date, but all grants made on or prior to such ten-year anniversary of stockholder approval will continue in effect after such date subject to the terms thereof and of the Amended Plan. Upon approval of the Amended Plan by the Corporation’s stockholders, no further grants will be made under the Prior Plans, but all outstanding awards under the Prior Plans will continue to be in effect subject to the terms thereof.
Federal Income Tax Consequences
The rules concerning the federal income tax consequences with respect to options and other awards granted and to be granted pursuant to the Amended Plan are quite technical. Moreover, the applicable statutory provisions are subject to change, as are their interpretations and applications, which may vary in individual circumstances. Therefore, the following is designed to provide a general understanding of the U.S. federal income tax consequences with respect to such grants. In addition, the following discussion does not set forth any gift, estate, social security or state or local tax consequences that may be applicable and is limited to the U.S. federal income tax consequences. It is not intended as tax guidance to participants in the Amended Plan.
Tax Consequences to Participants
Nonqualified Stock Options. A recipient of stock options will not realize any taxable income upon the grant of a nonqualified stock option and the Corporation will not receive a deduction at the time of such grant unless such stock option has a readily ascertainable fair market value (as determined under applicable tax law) at the time of grant. Upon exercise of a nonqualified stock option, the recipient generally will realize ordinary income in an amount equal to the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price. Upon a subsequent sale of such shares of Common Stock by the recipient, the recipient will recognize short-term or long-term capital gain or loss depending upon his or her holding period of such shares of Common Stock. Subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Corporation will generally be allowed a deduction equal to the amount recognized by the recipient as ordinary income. Officers and directors of the Corporation subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options.
ISOs. In general, a recipient will not realize taxable income upon either the grant or the exercise of an ISO and the Corporation will not realize an income tax deduction at either of such times. In general, however, for purposes of the alternative minimum tax, the excess of the fair market value of the shares of Common Stock acquired upon exercise of an ISO (determined at the time of exercise) over the exercise price of the ISO will be considered income. If the recipient was continuously employed from the date of grant until the date three months prior to the date of exercise and such recipient does not sell the shares of Common Stock received pursuant to the exercise of the ISO within either (1) two years after the date of the grant of the ISO, or (2) one year after the date of exercise, a subsequent sale of such shares of Common Stock will result in long-term capital gain or loss to the recipient and will not result in a tax deduction to the Corporation.
If the recipient is not continuously employed from the date of grant until the date three months prior to the date of exercise or such recipient disposes of the shares of Common Stock acquired upon exercise of the ISO within either of the time periods described in the immediately preceding paragraph, the recipient will generally realize as ordinary income an amount equal to the lesser of (1) the fair market value of such shares of Common Stock on the date of exercise over the exercise price, or (2) the amount realized upon disposition over the exercise price. In such event, subject to the limitations under Sections 162(m) and 280G of the Code (as described below), the Corporation generally will be entitled to an income tax deduction equal to the amount recognized as ordinary income. Any gain in excess of such amount realized by the recipient as ordinary income would be taxed at the rates applicable to short-term or long-term capital gains (depending on the holding period).
SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock received on the exercise.
Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (the “Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.
RSUs. No income generally will be recognized upon the award of RSUs. The recipient of an award of RSUs generally will be subject to tax at ordinary income rates on the cash or the fair market value of the property (for example, the unrestricted shares of Common Stock) on the date that such cash or property is transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for any such property will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance shares pursuant to a performance award. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of Common Stock or other property received.

Certain Other Tax Issues. In addition to the matters described above, (i) any entitlement to a tax deduction on the part of the Corporation is subject to applicable federal tax rules (including, without limitation, Section 162(m) of the Code regarding the $1,000,000 limitation on deductible compensation), (ii) the exercise of an ISO may have implications in the computation of alternative minimum taxable income, (iii) certain awards under the Amended Plan may be subject to the requirements of Section 409A of the Code (regarding nonqualified deferred compensation), and (iv) if the exercisability or vesting of any option or other award is accelerated because of a change in control, such option (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes. Officers and directors of the Corporation subject to Section 16(b) of the Exchange Act may be subject to special tax rules regarding the income tax consequences concerning their options.

New Amended Plan Benefits
Because awards to be granted in the future under the Amended Plan are at the discretion of the Compensation Committee, it is not possible to determine the benefits or the amounts to be received under the Amended Plan by the Corporation's officers or employees. Information about awards granted in fiscal year 2014 under the 2011 Equity Incentive Plan to the Corporation’s named executive officers can be found in the “Grants of Plan-Based Awards Table” in this Proxy Statement.
Equity Compensation Plan Information
The following table summarizes equity compensation plans approved by stockholders and equity compensation plans that were not approved by stockholders as of March 31, 2014:

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders	2,864,248	(1)	$9.83	1,619,485
Equity compensation plans not approved by stockholders	—		—	—
Total	2,864,248		$9.83	1,619,485

(1) Includes 666,360 shares subject to outstanding LTIP Awards (time-based), 192,477 shares subject to outstanding LTIP Awards (performance-based) and 271,852 outstanding non-vested restricted shares of Common Stock; the weighted-average exercise price does not take into account these shares as they have no exercise price.

The Board of Directors recommends a vote “FOR” approval of Proposal 3, which approves the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan.

PROPOSAL CONCERNING ADVISORY (NON-BINDING) VOTE TO APPROVE THE COMPENSATION PAID TO THE CORPORATION’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY” VOTE)

General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our “Named Executive Officers” as disclosed in this Proxy Statement in accordance with the SEC’s rules.
Summary
We are asking our stockholders to provide advisory approval of the compensation paid to our “Named Executive Officers,” which consist of our “principal executive officer,” our “principal financial officer” and our “next three highest paid-executive officers” at the end of our last fiscal year ended March 31, 2014 (“fiscal year 2014”), as described in the “Compensation Discussion and Analysis” (“CD&A”) section of this Proxy Statement (beginning on page 26) and the compensation tables and narrative disclosures following the CD&A.
This advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and our compensation philosophy, policies and practices, as described in this Proxy Statement.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:

•	Creates stockholder value by aligning executive compensation to business objectives and overall Corporation performance;

•	Attracts, retains, and motivates highly-qualified executives by offering market-competitive total compensation packages;

•
Balances the focus on short- and longer-term performance objectives through an appropriate mix of short-term cash incentive awards and long-term awards that include equity that vests over a number of years;

•
Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) cash bonus and equity award, (ii) a prohibition on “short sales” of and trading derivatives of Corporation securities (applicable to all employees), (iii) no minimum guaranteed cash bonus payments, equity grants or base salary increases, (iv) limited perquisites (v) stock ownership and holding requirements; and (vi) compensation recoupment and anti-hedging and anti-pledging policies; and

•
Has certain features that are widely considered “best practices,” including employment agreement change-in-control provisions that only provide cash severance and accelerated vesting of long-term incentive plan performance awards upon a change-in-control termination (i.e., a “double trigger”) and do not provide for the payment of any excise tax gross-up amounts.

As a result of the challenging economic climate companies in our industry face, our overall performance in fiscal year 2014 was below expectations but exceeded certain threshold performance levels set by the Compensation Committee of the Board of Directors. As a result our Named Executive Officers received annual bonuses below target levels. Performance for the two year period ended March 31, 2014 was below the threshold set for our long-term incentive plan, resulting in no performance awards being paid.
Consistent with these principles, and as further discussed in the CD&A, we believe the Compensation Committee has designed an executive compensation program that: (i) aligns the compensation of our executives with the interests and concerns of shareholders and our overall business strategy, (ii) is competitive and reasonable as compared to compensation programs adopted by the Corporation’s peer group and based on a review of broader public company and industry survey data and (iii) is cost-effective with limited perquisites and other personal benefits.

The Board of Directors recommends that a vote "FOR" the say-on-pay proposal, as stated by the following resolution:
“RESOLVED, that the Corporation’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Corporation’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the fiscal year 2014 Summary Compensation Table, and the other related tables and disclosures.”
The say-on-pay vote is advisory, and therefore not binding on the Corporation, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote.

SECURITY OWNERSHIP
As of June 6, 2014, the Corporation’s issued and outstanding Common Stock consisted of 45,362,350 shares of Common Stock. The following information with respect to the outstanding shares of Common Stock beneficially owned by each nominee for director of the Corporation, each “Named Executive Officer,” or “Executive,” the directors and executive officers as a group, and all beneficial owners of more than 5% of the Common Stock known to the Corporation is furnished as of June 6, 2014. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

Directors, Named Executive Officers and 5% Stockholders	Amount and Nature of Beneficial Ownership		Percent of Class
Per-Olof Lööf	470,900	(1)	1.04%
William M. Lowe, Jr.	149,557	(2)	*
Charles C. Meeks, Jr.	86,390	(3)	*
John J. Drabik	28,795	(4)	*
Dr. Philip M. Lessner	59,188	(5)	*
Dr. Wilfried Backes	38,334	(6)	*
Gurminder S. Bedi	40,001	(7)	*
Joseph V. Borruso	35,867	(8)	*
Frank G. Brandenberg	41,192	(9)	*
Jacob T. Kotzubei	16,230	(10)	*
E. Erwin Maddrey, II	32,096	(11)	*
Robert G. Paul	39,501	(12)	*
All Directors and Officers as a Group (14 persons)	1,036,065	(13)	2.28%
BlackRock, Inc.	2,800,440	(14)	6.17%
Cadian Capital Management, LP	4,037,746	(15)	8.90%
Invesco Ltd.	3,982,138	(16)	8.78%
Morgan Stanley	3,843,938	(17)	8.47%
Royce & Associates, LLC	2,872,254	(18)	6.33%
Tocqueville Asset Management LP	3,462,600	(19)	7.63%
K Equity, LLC	8,416,814	(20)	18.55%

*	Percentage of shares beneficially owned does not exceed one percent of class.

(1)
Includes 344,067 restricted shares of Common Stock (“Restricted Shares”). Restricted Shares cannot be sold until 90 days after termination of service with the Corporation or until the director or officer achieves the targeted ownership under the Corporation’s stock ownership guidelines, and only to the extent that such ownership exceeds the target. 86,000 unrestricted shares are pledged as security in a margin account. Mr. Lööf purchased these in the open market prior to the Corporation’s adoption of its current anti-pledging policy, described on page 37 below.

(2)	Includes (a) 85,988 Restricted Shares and (b) 53,333 shares subject to currently exercisable options or options that are exerciseable within 60 days.

(3)	Includes (a) 48,890 Restricted Shares and (b) 35,000 shares subject to currently exercisable options or options that are exerciseable within 60 days.

(4)	Includes (a) 20,522 Restricted Shares and (b) 7,833 shares subject to currently exercisable options or options that are exerciseable within 60 days.

(5)	Includes (a) 32,855 Restricted and (b) 23,333 shares subject to currently exercisable options or options that are exerciseable within 60 days.

(6)	Includes 8,333 Restricted Shares and 20,001 vested RSUs.

(7)	Includes 10,000 Restricted Shares and 20,001 vested RSUs.

(8)	Includes 8,333 Restricted Shares and 20,001 vested RSUs.

(9)	Includes 11,525 Restricted Shares and 20,001 vested RSUs.

(10)	Includes 16,230 vested RSUs.

(11)	Includes 10,762 Restricted Shares and 20,001 vested RSUs.

(12)	Includes 10,000 Restricted Shares and 20,001 vested RSUs.

(13)	The amount shown includes 614,092 Restricted Shares, 136,236 vested RSUs and 138,499 shares subject to currently exercisable options or options that are exerciseable within 60 days.

(14)
According to a Schedule 13G filed with the SEC on January 29, 2014 by BlackRock Inc., as of December 31, 2013, BlackRock Inc. has sole voting power of 2,685,262 shares and dispositive power for 2,800,440 shares. The address for this reporting person is 40 East 52nd Street, New York, NY 10022.

(15)
According to a Schedule 13G/A filed with the SEC on February 14, 2014 by Cadian Capital Management, LP, Eric Bannasch and Cadian Master Fund, LP, as of December 31, 2013, Cadian Capital Management, LP and Eric Bannasch each have shared voting and dispositive power for 4,037,746 shares, and Cadian Master Fund, LP has shared voting and dispositive power for 2,059,250 shares. The address for Cadian Capital Management, LP and Eric Bannasch is 535 Madison Avenue, 36th Floor, New York, NY 10022 and the address for Cadian Master Fund, LP is c/o Morgan Stanley Fund Services (Cayman) Ltd., Cricket Square, Hutchins Drive, 2nd Floor, Boundary Hall, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands.

(16)
According to a Schedule 13G/A filed with the SEC on February 5, 2014 by Invesco Ltd., as of December 31, 2013, Invesco Ltd. has sole voting and dispositive power for 3,982,138 shares. The address for this reporting person is 1555 Peachtree Street NE, Atlanta, GA 30309.

(17)
According to a Schedule 13G/A filed with the SEC on January 28, 2014 by Morgan Stanley and Morgan Stanley Capital Services LLC, as of December 31, 2013, Morgan Stanley has sole voting power for 3,723,022 shares, shared voting power for 120,650 shares and sole dispositive power for 3,843,938 shares, and Morgan Stanley Capital Services LLC has sole voting and dispositive power for 3,712,066 shares. The address for these reporting persons is 1585 Broadway, New York, NY 10036.

(18)
According to a Schedule 13G filed with the SEC on January 10, 2014 by Royce & Associates, LLC, as of December 31, 2013, Royce & Associates, LLC has sole voting and dispositive power for 2,872,254 shares. The address for this reporting person is 745 Fifth Avenue, New York, NY 10151.

(19)
According to a Schedule 13G filed with the SEC on January 30, 2014 by Tocqueville Asset Management LP, as of December 31, 2013, Tocqueville Asset Management LP has sole voting and dispositive power for 3,462,600 shares. The address for this reporting person is 40 West 57th Street, 19th Floor, New York, NY 10019.

(20)
According to a Schedule 13D/A filed with the SEC on May 31, 2011 by K Equity, LLC, K Holdings, LLC, Platinum Equity Capital Partners II, L.P., Platinum Equity Partners II, LLC, Platinum Equity Investment Holdings II, LLC, Platinum Equity, LLC and Tom Gores, each of these reporting persons has sole voting power for 8,416,814 shares and sole dispositive power for 8,416,814 shares. The address for these reporting persons is 360 North Crescent Drive, South Building, Beverly Hills, CA 90210. This reflects 8,416,418 shares of the Corporation’s Common Stock issuable upon the exercise of a warrant, and, for this Stockholder only, the percentage of class has been adjusted to reflect the additional 8,416,814 shares that would be issued in the event of an exercise of the remaining portion of the warrant.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) outlines the Corporation’s executive compensation philosophy, objectives and processes. It explains the decision making process used by the Compensation Committee of our Board of Directors, the reasoning behind our executive compensation program, and, more specifically, the actions the Compensation Committee took related to the compensation of the Corporation’s executive officers listed below (we refer to these persons as our “Named Executive Officers” or “NEOs”) for our fiscal year ended March 31, 2014:
Per-Olof Lööf—Chief Executive Officer
William M. Lowe, Jr.—Executive Vice President and Chief Financial Officer
Charles C. Meeks, Jr.—Executive Vice President, Solid Capacitor Business Group
John J. Drabik—Senior Vice President, Global Sales
Philip M. Lessner—Senior Vice President and Chief Technology Officer

Executive Summary
Overview of our Executive Compensation Program
In fiscal year 2014 we maintained our overall market share and our Named Executive Officers, along with all of our employees, took steps to improve the long-term prospects of our business that will position the Corporation well for the future. Our overall performance improved compared to the prior year, and we achieved a 13% increase in our Adjusted EBITDA performance. We did not reach our target corporate goals but we did surpass the threshold level of all three corporate objectives - Adjusted EBITDA, Revenue and Free Cash Flow - resulting in lower-than-target payments under our Executive Bonus Plan ("EBP") for all of our Named Executive Officers. Our two year Adjusted EBITDA performance ending March 31, 2014 was below threshold, resulting in no performance awards vesting under our 2013/2014 Long Term Incentive Plan ("LTIP").
After reviewing our performance and the corresponding executive compensation awards, the Compensation Committee believes the Corporation’s compensation strategy continues to serve our Corporation and stockholders well. We will continue to rely on a balance of the following compensation and benefit programs to attract and retain executive talent and to ensure a strong connection between executive compensation and financial performance:

•	Base salary (fixed compensation);

•	Annual bonus incentives (cash bonuses);

•	Long-term incentive compensation that, if earned, is paid in the form of cash and Restricted Stock Units;

•	Limited perquisites and other personal benefits; and

•	Broad-based retirement, health and welfare benefits.
During the first quarter (ending June 30) of each fiscal year, the Compensation Committee (i) determines base salary adjustments (if any) for our executive officers normally effective as of July 1st of each fiscal year, (ii) establishes the current year short-term and the two-year long-term performance-based incentive compensation measures and opportunities and (iii) determines whether the performance conditions for recently-completed performance periods have been satisfied. In fiscal year 2014 salary increases for our NEOs were deferred until March 1, 2014, excluding Mr. Lööf, who did not receive a salary increase in fiscal year 2014 and Mr. Drabik, whose salary increase largely reflected his promotion and increased responsibilities as Senior Vice President, Global Sales in May 2013. On April 30, 2014, the Compensation Committee approved an increase of 4.2% to Mr. Lööf’s base salary, effective May 1, 2014.
Key Compensation Developments and Pay for Performance Highlights in Fiscal Year 2014
Fiscal Year 2014 Results
Our incentive compensation plans are aligned with our financial performance and worked as intended during our 2014 fiscal year. While fiscal year 2014 performance was lower than we had planned, the support we received from our distributors and customers was excellent and, through the efforts of our NEOs and other employees, we maintained our market share. We also surpassed threshold performance levels for Adjusted EBITDA and Free Cash Flow and exceeded our target Revenue. When combined with the individual performance component and, for Mr. Meeks, the performance of our Solid Capacitors business group, this resulted in an overall average payment of 64% of incentive target under our EBP for all of our Named Executive Officers. Our two year Adjusted EBITDA performance period ending March 31, 2014 was below threshold, which resulted in our NEOs not earning a performance award under our 2013/2014 LTIP.
Compensation Program Philosophy and Objectives
The Corporation’s executive compensation program focuses on closely aligning compensation paid to its executive officers with the performance of the Corporation on both a short-term and long-term basis and assisting the Corporation in attracting and retaining the necessary talent. With respect to incentive compensation, the Corporation’s objective is to tie variable compensation to the achievement of the organization’s financial performance. As the Corporation has expanded from a North American based corporation with international sales offices to a multinational corporation with global business groups, the Corporation’s compensation philosophy has evolved to attract executives with international experience and the broader skills necessary for the management of a multinational corporation. We have designed the Corporation’s compensation program to:

•	support the financial objectives of the Corporation;

•	attract and retain the talent and skill level needed to grow the Corporation with a focus on an international presence;

•	allow flexibility in design and administration to support the ever-changing electronics industry;

•	provide an externally competitive compensation structure for positions of similar skill, responsibilities, and geographic location;

•	provide a structure that is internally fair and equitable for the skills and knowledge required to perform each individual role; and

•	reward executives for performance that is aligned with both the short-term and long-term objectives of the Corporation and with stockholder interests.
What the Compensation Program Is Designed to Reward
The Corporation’s compensation program is designed to align compensation with individual, team and organizational performance. The Compensation Committee believes that the total compensation program for executive officers is focused on enhancing corporate performance. In particular, the Compensation Committee feels that providing a portion of compensation in the form of an annual cash bonus based on achieving certain targets reflected in the annual business budget will enhance corporate performance. Individual performance is evaluated, and “pay for performance” governs all base salary increases. The Compensation Committee believes that executives’ incentives are aligned with stockholder value creation by tying a significant portion of an executive’s compensation to annual and long-term performance measures intended to create long-term stockholder value.
How the Corporation Structures an Executive’s Total Compensation
Role of the Compensation Committee, Executive Officers and Compensation Consultants
The Compensation Committee is directly responsible to the Board of Directors and through the Board to the Corporation’s stockholders, for developing and administering all compensation programs for the Corporation’s executives.
In making its determinations with respect to executive compensation, the Compensation Committee is supported by the Corporation’s Vice President and Chief Human Resources Officer. In addition, the Compensation Committee has historically engaged the services of a compensation consultant. In fiscal year 2014, the Compensation Committee retained the services of Pearl Meyer & Partners (“PM&P”) to assist with its review of the compensation package of the Chief Executive Officer (the “CEO”) and other executives. In addition, PM&P was retained to assist the Compensation Committee with several special projects, including benchmarking non-executive compensation, monitoring trends in executive compensation, and assisting in the preparation of the CD&A included in this proxy statement.
The Compensation Committee retains PM&P directly, although in carrying out assignments PM&P also interacts with Corporation management when necessary and appropriate. Specifically, the Vice President and Chief Human Resources Officer

interacts with the consultant to provide compensation data. In addition, PM&P may, in its discretion, seek input and feedback from the executives regarding its consulting work product prior to presentation to the Compensation Committee to confirm its alignment with the Corporation’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Compensation Committee. PM&P does not provide any services to the Corporation other than its consulting services to the Compensation Committee related to executive and director compensation.
The Compensation Committee frequently requests the CEO to be present at Compensation Committee meetings where executive compensation and corporate performance are discussed and evaluated. The CEO is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Compensation Committee members are allowed to vote on decisions made regarding executive compensation.
The Compensation Committee meets with the CEO to discuss his own compensation package, but ultimately, decisions regarding the CEO’s compensation are made by the Compensation Committee, meeting in executive session, without the CEO or any other executive officer present, solely based upon the Compensation Committee’s deliberations. Decisions regarding other executives are made by the Compensation Committee after considering recommendations from the CEO and Vice President and Chief Human Resources Officer.
Peer Group Analyses
The Compensation Committee has reviewed external market data compiled by PM&P to examine the total cash and incentive compensation components of the compensation package that the Corporation provides to its Named Executive Officers and non-employee directors to determine if such compensation is competitive. The Compensation Committee also reviews survey data provided by the Hay Group, Inc. (“Hay”). The information previously provided by PM&P and Hay is analyzed by the Compensation Committee while reviewing the competitive nature of compensation provided to the Named Executive Officers and non-employee directors.
In making compensation decisions with respect to staff salaries, including the Named Executive Officers, the Compensation Committee maintains a standard pay range structure based on an external market analysis provided by PM&P and Hay. Pay ranges are reviewed periodically and adjustments made, as needed and within the financial capabilities of the Corporation and based on market conditions.
Historically, the Compensation Committee has reviewed data provided by PM&P from a variety of peer organizations. Changes to the peer group list from last fiscal year were (1) the May 2013 name change of MEMC Electronic Materials, Inc. to SunEdison, Inc.; and (2) the removal of Molex Incorporated due to its December 2013 acquisition by Koch Industries. The companies that remain in our peer group are considered peer companies of the Corporation because they either manufacture capacitors or other components, compete in the same market segments or actively recruit each other’s employees due to similar skill requirements.

•	Amphenol Corporation

•	AVX Corporation

•	CTS Corporation

•	Fairchild Semiconductor International, Inc.

•	Greatbatch, Inc.

•	International Rectifier Corporation

•	JDS Uniphase Corporation

•	Linear Technology Corp

•	Littelfuse, Inc.

•	National Instruments Corp

•	SunEdison, Inc.

•	Teradyne, Inc.

•	TTM Technologies, Inc.

•	Vishay Intertechnology, Inc.

Other Factors
Other factors considered when making individual executive compensation decisions include individual performance, objective performance, responsibilities within the organization, skills required to meet position specifications and the Corporation’s need for a flexible and adaptable workforce. We believe that these factors allow us to attract and retain the executives with the skills needed to manage a multinational corporation. Variable (incentive) compensation rewards may be team or individual performance based. Award criteria are directly tied to the Corporation’s business and strategic plan. All compensation components reflect the Corporation’s international focus.

Total Compensation
The Compensation Committee’s goal is to award compensation that is reasonable and consistent with the Corporation’s philosophy and objectives regarding executive compensation when all elements of potential compensation are considered. In making decisions with respect to any element of a Named Executive Officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the officer, including the following principal components, each of which is discussed in more detail below:

•	Base salary (fixed compensation);

•	Annual bonus incentives, the amount of which is dependent on performance during the fiscal year;

•	Long-term incentive compensation, that, if earned, is paid in the form of cash and restricted stock;

•	Perquisites and other personal benefits; and

•	Broad-based retirement, health and welfare benefits.
In reviewing each component of compensation and the total reward package, the Compensation Committee uses data provided by its outside advisors to review not only the level of compensation provided by the Corporation and its competition, but also the mix of compensation. The mix of compensation refers to the percentage of compensation which is allocated to each component of compensation. This allows the Compensation Committee another means of assessing the competitiveness and structure of executive compensation and ensures that the philosophies and objectives of the Corporation are being achieved.
Other than base salaries, which are discussed below and benchmarked to the Corporation’s peer group, the Compensation Committee does not strive to set aggregate executive compensation opportunities and payments at a specific market position, nor provide a mix of compensation as compared to market data. Rather, the Compensation Committee uses market data to inform decisions regarding levels and the mix of total compensation.
Stockholder Say-on-Pay Vote
At the 2013 Annual Meeting, stockholders had the opportunity to approve, in a non-binding advisory vote, the compensation of the Company’s Named Executive Officers. This is referred to as a “say-on-pay” proposal. At the 2013 Annual Meeting, our stockholders overwhelmingly supported the proposal with a favorable vote of 97.8%. The Compensation Committee believes this vote reflects general approval of the Corporation’s approach to executive compensation. Based on our stockholders' overwhelming approval of our say-on-pay proposal, the Compensation Committee did not make significant changes in the structure of the Corporation’s executive compensation program in response to the 2013 say-on-pay vote. The Compensation Committee will continue to consider the vote results for say-on-pay proposals in future years when making compensation decisions for our Named Executive Officers.
Elements of Compensation, Why the Corporation Chooses to Pay Each Element and the Corporation’s Fiscal Year 2014 Practices
Base Salary (Fixed Compensation)
The Corporation provides Named Executive Officers with an annual base salary that is designed to provide a base level of compensation that fairly accounts for the external market value, skills and responsibilities of a specific position and that provides our executives with a stable amount of compensation. Each position is compared with similar positions within the Corporation and their market value to arrive at its relative ranking and value within the organization. The Corporation maintains a standard pay range structure based on an external market analysis of benchmark positions. Pay ranges are reviewed at least annually and adjustments made, as needed and within financial capabilities, based on the market movement of benchmark positions. In fiscal year 2014 the Compensation Committee reviewed the pay ranges and determined that no adjustments were necessary.
Individuals can move upwards through their pay ranges based on individual performance, skill development and/or exhibited competencies needed for the position. Internal performance reviews are performed each year on all employees and are a factor in determining increases in compensation. Base salary may also be adjusted based on external market conditions or for promotions to positions of greater responsibility. Base salary increases are managed in a fiscally responsible manner and are not guaranteed.
Fiscal Year 2014 Base Salary Adjustments. The Compensation Committee made the following adjustments to the Named Executive Officers’ base salaries:

Executive	Fiscal Year 2013 Base Salary $	Fiscal Year 2014 Base Salary $	Adjustment $	Adjustment %
Per-Olof Lööf – Chief Executive Officer	816,000	816,000	—	—%
William M. Lowe, Jr. – Executive Vice President and Chief Financial Officer	495,000	505,000	10,000	2.0%
Charles C. Meeks, Jr. – Executive Vice President, Solid Capacitor Business Group	330,000	345,000	15,000	4.5%
John J. Drabik – Senior Vice President, Global Sales	241,500	300,000	58,500	24.2%
Philip M. Lessner – Senior Vice President and Chief Technology Officer	285,000	293,000	8,000	2.8%

When determining the appropriate adjustments the Compensation Committee also considered the following:

•
Based on the Compensation Committee's evaluation of his experience, performance and the market data last provided by PM&P, as well as the performance of the Corporation overall, Mr. Lööf's base salary was not adjusted in fiscal year 2014.

•	Mr. Lowe’s salary increase of 2%, effective March 1, 2014, was based on the Compensation Committee’s evaluation of his experience and performance.

•
Mr. Meeks’ salary increase of 4.5%, effective until March 1, 2014, was based on the Compensation Committee’s evaluation of his experience and performance, and reflected the increased responsibilities resulting from his May 2013 appointment as Executive Vice President, Solid Capacitor Business Group.

•
Mr. Drabik’s salary increase of 24.2%, effective June 1, 2013, was based on the Compensation Committee’s evaluation of his experience and performance, and reflected his substantially increased responsibilities resulting from his promotion May 2013 to Senior Vice President, Global Sales.

•	Dr. Lessner’s salary increase of 2.8%, effective March 1, 2014, was based on the Compensation Committee’s evaluation of his experience and performance.
Annual Bonus Incentives for Named Executive Officers
The Executive Bonus Plan (“EBP”) is intended to reward executives based on the Corporation’s annual financial performance. The Compensation Committee has established targets, thresholds and maximum opportunities generally consistent with market data. Our Named Executive Officers had the following cash opportunities (and opportunity as a percentage of base salary as of March 31, 2014, which salaries were approved in May of 2013) under the EBP. As shown in the table below, the Compensation Committee provided Mr. Lööf a larger potential annual incentive opportunity relative to his base salary because it believes that, as Chief Executive Officer of the Corporation, a greater portion of his total compensation opportunity should be variable compensation reflective of the Corporation’s performance.

The table below shows the performance achievement and payout amounts at threshold, target and maximum for each NEO’s fiscal year 2014 EBP as a percentage of base salary.

	Threshold Performance		Target Performance		Maximum Performance
	($)	(%)	($)	(%)	($)	(%)
Per-Olof Lööf – CEO	408,000	50	816,000	100	1,632,000	200
William M. Lowe, Jr. – EVP and CFO	176,750	35	353,500	70	707,000	140
Charles C. Meeks, Jr. – EVP	120,750	35	241,500	70	483,000	140
John J. Drabik – SVP	90,000	30	180,000	60	360,000	120
Philip M. Lessner – SVP and CTO	87,900	30	175,800	60	351,600	120

For Named Executive Officers, 30% of their 2014 EBP was determined by their individual performance as evaluated by the CEO and approved by the Compensation Committee. The Compensation Committee believes linking a portion of an Executive’s annual bonus to the achievement of individual performance goals provides an appropriate balance between financial goals and his or her individual performance in determining total annual variable compensation.
In addition, 45% of the annual bonus opportunity for Mr. Meeks, who is a business group leader, is based on the achievement of performance goals specifically tailored to his business group. The Compensation Committee believes this mix of company-wide and business group specific performance measures appropriately reflects Mr. Meeks’ impact on the business group he manages and the Corporation’s overall performance.
Each component of our annual incentive program operates independently of each other; therefore, an executive may become entitled to receive a bonus solely based on the Corporation’s performance, individual performance, or in the case of Mr. Meeks, business group performance. Moreover, a portion of the corporate performance component of the annual incentive program may be attained by achievement of the Adjusted EBITDA, free cash flow or revenue performance goals described below.
The table below summarizes the relative weighting of each performance component applicable to the 2014 EBP for each of our NEOs.

Name	Corporate Performance	Business Group Performance	Individual Performance
Per-Olof Lööf – CEO	70%	N/A	30%
William M. Lowe, Jr. – EVP and CFO	70%	N/A	30%
Charles C. Meeks, Jr. – EVP	25%	45% Solid Capacitor Business Group	30%
John J. Drabik – SVP	70%	N/A	30%
Philip M. Lessner – SVP and CTO	70%	N/A	30%
The Compensation Committee has the right to exercise discretion to reduce the EBP payout to ensure that payouts produce their desired result. The Compensation Committee may not exercise discretion to increase a payout. In fiscal year 2014, the Compensation Committee approved management’s recommendation to reduce the payout of the individual performance component so that the total EBP payout was more closely aligned to the Corporation’s overall financial performance, resulting in an average EBP payment of 64% of target to our Named Executive Officers. Individual performance goals are comprised of both near and longer-term objectives specific to the Named Executive Officer, the fulfillment of which are intended to improve Corporation performance and increase shareholder value.

The Compensation Committee established the following performance measures under the EBP for measuring the Corporation’s performance in fiscal year 2014 (amounts are in millions):

Weighting (% of Corporate Performance)	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
40%	Adjusted EBITDA	70.5	91.9	110.2	70.7
15%	Free Cash Flow	51.4	64.3	77.1	59.5
15%	Revenue	740.9	823.3	905.6	833.7
For Mr. Meeks, the Compensation Committee established the following performance measures under the EBP for measuring the Corporate and Solid Capacitor Business Group ("SCBG") performance in fiscal year 2014 (amounts are in millions, except percentages):

% of Corporate & Business Group Performance	Performance Target	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
25%	SCBG Adjusted EBITDA	130.4	163.0	195.6	137.3
20%	SCBG Adjusted Gross Margin	141.5	157.3	173.0	128.5
15%	Corporate Adjusted EBITDA	70.5	91.9	110.2	70.7
5%	Corporate Free Cash Flow	51.4	64.3	77.1	59.5
5%	Corporate Revenue	740.9	823.3	905.6	833.7
For the fiscal year 2014 EBP, the Compensation Committee selected the corporate and business group performance metrics described above because they reflect the corresponding financial and operating targets in the Corporation’s annual business budget for the fiscal year. In order for a minimum bonus payout to occur, the Threshold is set between 80% and 90% of Target. At the time the performance measures were established, the Compensation Committee believed that it would require a high degree of difficulty to reach the Maximum bonus payout which is set at 110% to 120% of the Target.
For purposes of the EBP we define the various performance metrics as follows:
“Adjusted EBITDA” is defined as net income/loss before income tax expense; interest expense, net; and depreciation and amortization; adjusted to exclude write down of long-lived assets; restructuring charges; plant start-up costs; net foreign exchange gain/loss; stock-based compensation expense; net loss on sales and disposals of assets; ERP integration costs; registration related fees and acquisition related fees.
“Free Cash Flows” is defined as Adjusted Operating Income adjusted for: depreciation and amortization on tangible and intangible assets, the change in working capital (change in inventories, net; accounts receivable, net; and accounts payable), and less capital expenditures. Adjusted Operating Income is defined as operating income adjusted to exclude: write down of long-lived assets, restructuring charges, plant shut-down costs, plant start-up costs, amortization included in interest expense, net loss on sales and disposals of assets, infrastructure tax, inventory write downs, ERP integration costs, stock-based compensation expense, NEC Tokin investment related expenses, net foreign exchange gain/loss, registration related fees and acquisition related fees.
“Revenue” is defined as net sales in accordance with U.S. GAAP.
“Adjusted Gross Margin” is defined as net sales (in accordance with U.S. GAAP) less cost of sales adjusted to exclude plant start-up costs and stock-based compensation expense.
Within 90 days after completion of the fiscal year, the Compensation Committee reviews the Corporation’s performance and determines each participant’s bonus award. Payments of awards are paid in cash in a lump sum shortly following the Compensation Committee’s approval.
Fiscal Year 2014 Results. Based on the Corporation’s performance, the Named Executive Officer’s individual performance and where applicable the Named Executive Officer’s business group performance, the Named Executive Officers earned the awards below under the EBP. As described earlier, the Compensation Committee agreed with the recommendation of management and reduced the amount of the EBP payable due to individual performance to better align the EBP's payment percentage with the Corporation's overall performance. The amounts below show the total payout of EBP as a percentage of target, including corporate, business group where applicable, and individual performance.

Name	Target EBP ($)	Actual EBP ($)	Actual EBP as a % of Target (%)
Per-Olof Lööf	816,000	556,920	68%
William M. Lowe, Jr.	353,500	241,253	68%
Charles C. Meeks, Jr.	241,500	116,222	48%
John J. Drabik	180,000	122,850	68%
Philip M. Lessner	175,800	117,347	67%
Long-term Incentives for Named Executive Officers
The Compensation Committee believes the long-term incentive program provides executives with significant additional incentive to promote the long-term financial success of the Corporation and attract and retain talented leadership. The Compensation Committee further believes that by structuring a significant amount of the long-term incentive program to provide our executives with equity based incentives that are subject to our stock ownership guidelines, the long-term plan appropriately aligns their interests with our stockholders.
LTIP—Fiscal 2013/2014 Performance Period
In May 2012 the 2013/2014 LTIP was established for the two-year period ending March 31, 2014. As described in further detail below, the 2013/2014 LTIP provides for 60% of the LTIP award (measured at Target level of performance) to be performance based, subject to the Corporation’s achievement of a two-year cumulative Adjusted EBITDA target (the "2013/2014 Performance LTIP"), and 40% of the LTIP award (measured at Target level of performance) paid out in time-vesting restricted stock units which vest over a three-year period (the "2013/2014 Time LTIP").
Executives were granted the following 2013/2014 LTIP opportunity:

	Percentage of Base Salary - 2013/2014 Performance LTIP				Percentage of Base Salary
Executive Title	Minimum (%)	Target (%)	Maximum (%)		2013/2014 Time LTIP
CEO (Mr. Lööf)	30.0%	60.0%	160.0%	(1)	40.0%
Executive Vice-Presidents (Mr. Lowe and Mr. Meeks)	30.0%	60.0%	90.0%		40.0%
Senior Vice-Presidents (Mr. Drabik and Dr. Lessner)	22.5%	45.0%	67.5%		30.0%
(1) If Adjusted EBITDA equals 125% of target Mr. Lööf would receive 120% of his base salary, if Adjusted EBITDA equals 135% of target Mr. Lööf would receive 160% of his base salary.
The 2013/2014 Performance LTIP is earned based on the Corporation’s achievement of an Adjusted EBITDA performance goal for the two-year period ending March 31, 2014. The Compensation Committee continues to believe Adjusted EBITDA is an appropriate and effective measure of the Corporation’s overall performance.  The Threshold level of performance was set at 75% of Target and was, at the time it was established, believed to be an achievable goal. At the time the Compensation Committee determined the Target level of performance, the goal was believed to be aggressive, but obtainable. The Maximum level of performance was set based on 125% of Target and was believed to be realizable, but only with exceptional performance. If any of these performance levels are reached, 50% of the 2013/2014 Performance LTIP is paid in restricted stock units, and 50% is paid in cash.  One-half of the restricted stock units vest at the end of the performance period and the other half is settled one year later.  Vested restricted stock units are settled in Restricted Shares.  The cash portion of the Performance Award is paid at the end of the performance period.
The CEO has a higher maximum 2013/2014 LTIP opportunity in order to provide the opportunity upon the achievement of outstanding results to earn above median total compensation based on market data reviewed by the Compensation Committee.

The Threshold, Target and Maximum of the Adjusted EBITDA performance goals for the 2013/2014 LTIP are set forth below. As shown, the Corporation’s performance over the two-year performance period ending March 31, 2014 did not achieve Threshold and no performance award was paid. Adjusted EBITDA is calculated under the 2013/2014 LTIP in the same manner as under the EBP.

Performance Measure	Threshold ($)	Target ($)	Maximum ($)	Actual Results ($)
Adjusted EBITDA (in millions)	197.6	263.5	329.4	133.5
The remaining forty percent of the 2013/2014 LTIP award (measured at Target level of performance) consisted of a grant of restricted stock units that vested 33%, 33%, and 34% on each anniversary of the date of grant over the three-year period ending May 13, 2015. The Compensation Committee believes the time-vested restricted stock units will play an important role in creating incentives for Executives to retain their employment with the Corporation. Time-vesting restricted stock units granted to our Named Executive Officers pursuant to the 2013/2014 LTIP are set forth below in the “All Other Stock Awards” column of the Grants of Plan-Based Awards Table.

LTIP Fiscal 2014/2015 Performance Period
In May 2013, the 2014/2015 LTIP was established which mirrored the 2013/2014 LTIP's performance and time-based unit award structure. Sixty percent of the 2014/2015 LTIP (measured at Target level of performance) is performance based, subject to the Corporation’s achievement of a two-year cumulative Adjusted EBITDA target (the "2014/2015 Performance LTIP"), and 40% of the LTIP award (measured at Target level of performance) paid out in time-vesting restricted stock units which vest over a three-year period (the "2014/2015 Time LTIP").
Executives were granted the following 2014/2015 LTIP opportunity:

	Percentage of Base Salary - 2014/2015 Performance LTIP			Percentage of Base Salary
Executive Title	Minimum (%)	Target (%)	Maximum (%)	2014/2015 Time LTIP
CEO (Mr. Lööf)	30.0%	60.0%	160.0%	40.0%
Executive Vice-Presidents (Mr. Lowe and Mr. Meeks)	30.0%	60.0%	90.0%	40.0%
Senior Vice-Presidents (Mr. Drabik and Dr. Lessner)	22.5%	45.0%	67.5%	30.0%
LTIP Fiscal 2015/2016 Performance Period

In April 2014, the 2015/2016 LTIP was established with the same performance and time-based unit award structure as the 2013/2014 and 2014/2015 LTIPs.
Executives were granted the following 2015/2016 LTIP opportunity:

	Percentage of Base Salary - 2015/2016 Performance LTIP			Percentage of Base Salary
Executive Title	Minimum (%)	Target (%)	Maximum (%)	2015/2016 Time LTIP
CEO (Mr. Lööf)	30.0%	60.0%	160.0%	40.0%
Executive Vice-Presidents (Mr. Lowe and Mr. Meeks)	30.0%	60.0%	90.0%	40.0%
Senior Vice-Presidents (Mr. Drabik and Dr. Lessner)	22.5%	45.0%	67.5%	30.0%
Perquisites and Other Personal Benefits
The Corporation believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. In fiscal 2014, Mr. Lööf received reimbursement for home office phone and internet expenses and airline club dues, and Mr. Drabik, as our Senior Vice President, Global Sales, was provided with a company car. There were no other significant recurring perquisites granted to any of our Named Executive Officers.

Retirement, Health and Welfare Benefits
Executives participate in the same retirement, health and welfare benefits as other employees. Other than the supplemental retirement savings plans described below, no supplemental programs are provided to the Named Executive Officers.
Deferred Compensation Plan for Key Managers
The Named Executive Officers, in addition to certain other U.S.-based eligible executives, are entitled to participate in the Deferred Compensation Plan for Key Managers (the “DCP”). Participants in the DCP can defer up to 75% of their total compensation on a pre-tax basis during any fiscal year. If a participant elects to defer a portion of their compensation, the Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to defer. Benefits under the DCP are paid no earlier than at the beginning of the year following the executive’s retirement or termination of employment. Named Executive Officers can participate in either the DCP or the Corporation’s 401(k) retirement savings plan or both; however, the aggregate match provided by the Corporation under both plans and the Executive Secured Benefit Plan (described below) cannot exceed six percent of compensation in any given calendar year.
The Compensation Committee believes that the DCP offers its Named Executive Officers an opportunity to save on a tax-advantaged basis for their retirement and helps attract and retain key personnel.
Executive Secured Benefit Plan
On December 21, 2010, the Compensation Committee adopted the KEMET Executive Secured Benefit Plan (the “Secured Benefit Plan”). The Secured Benefit Plan, which became effective January 1, 2011, is an after-tax non-qualified retirement plan for select highly-compensated employees of the Corporation. The Secured Benefit Plan supplements the Corporation’s two existing pre-tax deferred compensation plans—the DCP and the 401(k) retirement savings plan.
The Secured Benefit Plan allows participants to make after-tax contributions that are placed in an institutional life insurance policy that is owned by the participant with investment options in a variety of mutual funds. Each participant may elect to make contributions to the Secured Benefit Plan in an amount not to exceed 50% of his or her base salary plus 50% of his or her EBP incentive compensation; provided, however, the participant’s initial contribution must equal at least $5,000. There are no minimum contributions in subsequent years. The Corporation will match an amount equal to 100% of the first six percent of compensation that a participant elects to contribute to the Secured Benefit Plan, though this amount is reduced to account for any contributions made to the DCP or 401(k) retirement savings plan. The participant’s contributions to the Secured Benefit Plan are made on an after-tax basis and any Corporation matching contributions are taxable income to the participant for the year in which such contributions are made on behalf of the participant. Each participant is responsible for all federal, state and local taxes on such contributions. In addition, all policy premiums and fees are paid by the participant.
Unlike the DCP or 401(k) retirement savings plan, the Secured Benefit Plan allows participants to withdraw up to 100% of their contributions in the life insurance policy, subject to minor fees, while actively employed or following termination of employment. Upon death, the estate of the participant will receive a death benefit equal to the amount of the original life insurance policy, minus any distributions.
The Compensation Committee believes the Secured Benefit Plan provides participants with an attractive alternative method for retirement planning and helps attract and retain key management personnel.
Individual Agreements with Named Executive Officers
With the exception of our CEO, Mr. Lööf, none of our Named Executive Officers were employed pursuant to employment agreements during fiscal year 2014. The material terms of Mr. Lööf’s employment agreement (the “Lööf Agreement”) are described below in the narrative description to the Summary Compensation Table and the Grants of Plan-Based Awards Table. The Compensation Committee believes that the Lööf Agreement, which secures Mr. Lööf’s employment through June of 2017, provides appropriate continuity through an important phase of the Company’s growth.

Change in Control Severance Compensation Agreements
The Compensation Committee entered into Change in Control Severance Compensation Agreements (the “Change in Control Agreements”) with each of its Named Executive Officers that are scheduled to expire on July 27, 2014. The Compensation Committee believes the Change in Control Agreements are in the Corporation’s best interests in order to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. The material terms of the Change in Control Agreements are set forth in the section titled Potential Payments Upon Termination or Change-in-Control. Management anticipates that the Change in Control Agreements will be renewed for an additional three year period, ending on July 27, 2017, with the same terms and conditions as currently in effect.
Tax and Accounting Implications
Section 162(m) of the Code prohibits the Corporation from deducting compensation paid in any year to its CEO and each other Named Executive Officer whose compensation is reported in the Summary Compensation Table for such year by reason of being among the three most highly compensated officers for that year, other than the Chief Financial Officer, in excess of $1 million, but does not subject performance-based compensation to this limit.
The Compensation Committee continues to emphasize performance-based compensation for executives and thus minimize the effect of Section 162(m). However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that attracts, retains, and rewards the executive talent necessary for the Corporation’s success. Consequently, in any year the Compensation Committee may authorize nonperformance-based compensation in excess of $1 million. The Compensation Committee recognizes that the loss of the tax deduction may be unavoidable under these circumstances.
Stock Ownership Guidelines
To directly align the interests of the Named Executive Officers with the interests of the stockholders, the Compensation Committee established guidelines stipulating that each Named Executive Officer should maintain a minimum ownership interest in the Corporation. The amount to be retained varies depending upon the Named Executive Officer’s position. Mr. Lööf has a target to own and retain a minimum number of shares totaling in value five times his annual base salary, Mr. Lowe and Mr. Meeks each has a target to own and retain a minimum number of shares totaling in value no less than three times his annual base salary; and Mr. Drabik and Dr. Lessner each has a target to own and retain a minimum number of shares totaling in value no less than two times his annual base salary. The time period during which such minimum number of shares is to be acquired and retained was initially targeted five years from the later of (i) April 1, 2006 or (ii) the year in which such executive officer was hired or promoted to executive officer status. Because of our historical limited use of equity in our long-term incentive plans, and based upon the current trading price of our Common Stock, none of our Named Executive Officers have achieved their ownership guidelines. Until these targets are achieved, these executives may not sell any Restricted Shares acquired through grant from the Corporation. As persons with access to material non-public information regarding the Corporation, our Named Executive Officers, like all of our employees and directors, are restricted in their ability to trade our securities in accordance with applicable law and the guidelines contained in our Code of Conduct.
Stock Holding Requirements
Any profit shares, defined as net shares after paying taxes, must be held until the grantee’s targets under the Corporation’s stock ownership guidelines are met. The Compensation Committee determined that requiring Named Executive Officers to hold all Restricted Shares and other performance- based equity awards until their employment terminates does not provide individuals with an opportunity to benefit from performance-based equity grants and that the stock ownership guidelines were appropriate for ensuring Named Executive Officers hold an appropriate level of shares of the Corporation’s common stock.
Management of Executive Compensation-Related Risk
The Corporation’s executive compensation program is designed to create incentives for its executives to achieve its annual and longer-term business objectives. The Compensation Committee considers how the individual elements of executive compensation and the executive compensation program as a whole could potentially encourage executives, either individually or as a group, to make excessively risky business decisions at the expense of long-term stockholder value. In order to address this potential risk, the Compensation Committee annually reviews the risk characteristics of the Corporation’s executive compensation programs and considers methods for mitigating such risk. The Compensation Committee considers the following characteristics of the Corporation’s executive compensation program as factors that help mitigate risk:

•	The Compensation Committee has the authority to reduce long-term incentive plan awards or pay no award at all.

•	Significant amounts of long-term incentive awards have been performance-based, which aligns compensation with stockholder value.

•	Overall compensation is balanced between fixed and variable pay and variable pay is linked both to annual performance and performance over multi-year periods.

•
Named Executive Officers have received time-vesting RSU awards designed to promote long-term retention, to mitigate inappropriate short-term risk taking, and to help align management and stockholder interests.

•	Performance goals for both annual and long-term incentive arrangements are not unduly aggressive.

•	A consistent compensation philosophy is applied year-over-year and does not change significantly with short-term changes in business conditions.

•
Open dialogue exists among management, outside advisors, the Compensation Committee and the Board regarding executive compensation practices and policies and the appropriate incentives to use in achieving short-term and long-term performance targets.

•	The Corporation has implemented a compensation recovery policy designed to prevent covered executives from receiving compensation based on materially inaccurate financial performance measures.

•	All Named Executive Officers are subject to stock ownership and stock holding requirements designed to ensure their interests are aligned with the long-term interests of our shareholders.

•
We have adopted anti-hedging and anti-pledging policies that prohibit covered persons, including our NEOs, from holding securities in a margin account, pledging securities as collateral for a loan or entering into hedging or monetization transactions. The policy prohibiting pledging relates to all shares acquired in any manner after the date of the adoption of the policy and all shares acquired pursuant to any equity compensation arrangement regardless of when acquired. The anti-hedging policy applies to any shares held by covered persons regardless of when acquired.

Compensation Matters in Fiscal 2015
As described above, on April 30, 2014 the Compensation Committee approved an increase of Mr. Lööf’s base salary to $850,000, a 4.2% increase, effective May 1, 2014.

REPORT OF THE COMPENSATION COMMITTEE
We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on such review and discussions with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014.
Submitted by:    Robert G. Paul, Chairman
Gurminder S. Bedi
Dr. Wilfried Backes
Joseph V. Borruso
Members of the Committee

SUMMARY COMPENSATION TABLE
The table below summarizes the total compensation earned by each of the Named Executive Officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All-Other Compensation ($)(3)	Total ($)
Per-Olof Lööf	2014	816,000	—	326,398	—	556,920	—	24,825	1,724,143
Chief Executive Officer	2013	804,500	150,000	326,480	—	81,600	—	66,783	1,429,363
	2012	770,000	—	454,500	—	1,989,195	—	66,783	3,280,478

William M. Lowe, Jr.	2014	495,833	—	202,001	—	241,253	—	14,038	953,125
Executive Vice President and	2013	492,500	—	198,000	—	173,458	—	13,741	877,699
Chief Financial Officer	2012	478,750	—	229,750	—	958,641	—	13,741	1,680,882

Charles C. Meeks, Jr.	2014	331,144	—	137,999	—	116,222	—	15,475	600,840
Executive Vice President,	2013	313,314	—	123,998	—	150,195	—	35,004	622,511
Solid Capacitor Business Group	2012	302,500	—	229,750	—	540,269	—	35,004	1,107,523

John J. Drabik	2014	290,250	—	90,002	—	122,850	—	17,150	520,252
Senior Vice President,
Global Sales

Philip M. Lessner	2014	284,634	—	87,900	—	117,347	—	11,640	501,521
Senior Vice President,
Chief Technology Officer

(1)
Amounts reflected under the “Stock Awards” column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the (a) time-vesting restricted stock units and (b) the portion of the performance-based LTIP (the "Performance Award") payable in restricted stock units. Since the performance period is ongoing the Corporation cannot determine if the performance goals will be achieved and did not assign any value to the Performance Award as a whole nor the portion of the Performance Award payable in restricted stock units. The values of the portion of the Performance Awards payable to our NEOs in restricted stock units assuming the highest level of performance conditions are achieved and based on the closing price of our Common Stock on the grant date ($4.35) are as follows: Mr. Lööf - $652,800 (150,069 RSUs); Mr. Lowe - $227,250 (52,241 RSUs); Mr. Meeks - $155,250 (35,690 RSUs); Mr. Drabik - $101,250 (23,276 RSUs); and Dr. Lessner - $98,888 (22,733 RSUs).

(2)
The amounts shown in this column reflect awards under the EBPs and the portion of the LTIP payable in cash. The table below summarizes the breakdown between EBP and LTIP received by each Named Executive Officer. The 2014/2015 LTIP is not shown, since no cash payment can be earned until the completion of the two-year measurement period ending March 31, 2015.

	2014		2013		2012
Named Executive Officer	EBP ($)	2013/2014 LTIP ($)(a)	EBP ($)	2012/2013 LTIP ($)(b)	EBP ($)	2011/2012 LTIP ($)(c)
Per-Olof Lööf	556,920	—	81,600	—	333,872	1,655,323
William M. Lowe	241,253	—	173,458	—	216,970	741,671
Charles C. Meeks, Jr.	116,222	—	150,195	—	201,680	338,589
John J. Drabik	122,850	—
Philip M. Lessner	117,347	—

(a)	No amounts were paid under the cash portion of the 2013/2014 LTIP due to the Corporation’s performance.

(b)	No amounts were paid under the cash portion of the 2012/2013 LTIP due to the Corporation’s performance.

(c)
The amount shown reflects the total amount of cash plus the total value of the shares received on or shortly after May 1, 2012. As per the terms of the 2011/2012 LTIP, the Compensation Committee exercised its discretion to convert 25% of the total payout amount into Restricted Shares based on the share price of our Common Stock on May 3, 2010 ($6.51). The value of these shares, as shown in the table above, is based on the closing price of our Common Stock on May 1, 2012 ($8.46).

(3)	All other compensation for each of the Named Executive Officers for fiscal year 2014 consists of the following:

Name	Year	Corporate Contributions to Retirement and 401(k) Plans ($)	Airline Club Dues ($)	Company Car ($)	Tax Reimbursements ($)	Other ($)		Total ($)
Per-Olof Lööf	2014	15,300	1,075	—	—	8,450	(a)	24,825
William M. Lowe, Jr.	2014	14,038	—	—	—	—		14,038
Charles C. Meeks, Jr.	2014	15,475	—	—	—	—		15,475
John J. Drabik	2014	14,365	—	2,785	—	—		17,150
Philip M. Lessner	2014	11,640	—	—	—	—		11,640

(a)	This amount reflects reimbursement of home office telephone and internet expenses.

GRANTS OF PLAN-BASED AWARDS TABLE

The table below summarizes the total of each grant of an award made to a Named Executive Officer in the fiscal year ended March 31, 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock of Units (#)	Grant Date Fair Value of Stock Awards ($)	Estimated Future Payouts Under Equity Incentive Plan Awards
	Grant Date	Threshold ($)	Target ($)	Maximum ($)			Threshold ($)	Target ($)	Maximum ($)
Per-Olof Lööf
2014/2015 LTIP (1)	5/13/2013	122,400	244,800	652,800	75,034	326,398	122,400	244,800	652,800
2014 EBP (2)		408,000	816,000	1,632,000	—	—	—	—	—

William M. Lowe, Jr.
2014/2015 LTIP (1)	5/13/2013	75,750	151,500	227,250	46,437	202,001	75,750	151,500	227,250
2014 EBP (2)		176,750	353,500	707,000	—	—	—	—	—

Charles C. Meeks, Jr.
2014/2015 LTIP (1)	5/13/2013	51,750	103,500	155,250	31,724	137,999	51,750	103,500	155,250
2014 EBP (2)		120,750	241,500	483,000	—	—	—	—	—

John J. Drabik
2014/2015 LTIP (1)	5/13/2013	33,750	67,500	101,250	20,690	90,002	33,750	67,500	101,250
2014 EBP (2)		90,000	180,000	360,000	—	—	—	—	—

Philip M. Lessner
2014/2015 LTIP (1)	5/13/2013	32,963	65,925	98,888	20,207	87,900	32,963	65,925	98,888
2014 EBP (2)		87,900	175,800	351,600	—	—	—	—	—

(1)
Represents the estimated possible payout under the 2014/2015 LTIP.  As described in the Compensation Discussion and Analysis, participants in the 2014/2015 LTIP receive Performance Awards that are partially payable in cash and partially payable in restricted stock units that are settled in Restricted Shares. Participants also receive time-based restricted stock units, which are shown as Stock Awards.

(2)
The 2014 EBP allowed the Named Executive Officers to earn a cash bonus based on the fiscal year 2014 performance of the Corporation, the officer’s Business Unit (if applicable), and the officer’s individual performance, as further described in the Compensation Discussion and Analysis under the heading, “Annual Bonus Incentives for Named Executive Officers.” The threshold, target and maximum performance levels reflected in this table represent the range of amounts each of the Named Executive Officers was eligible to earn based on fiscal year 2014 performance. Actual payouts under the 2014 EBP were below target for each of the Named Executive Officers and are reported in the Summary Compensation Table above.

Employment Agreements and Other Individual Agreements with Named Executive Officers
Lööf Agreement
Mr. Lööf, our CEO, is employed pursuant to the Lööf Agreement. The Board believes that the Lööf Agreement benefits the Corporation by providing continuity for the Corporation’s senior executive and setting up a timetable for orderly succession planning. Key terms of the Lööf Agreement are as follows:

•	The Lööf Agreement, as amended, has a term of April 1, 2010 through June 30, 2017.

•	Salary of $770,000 subject to increases at the discretion of the Board.

•
Mr. Lööf is eligible to participate in the Corporation’s health and insurance coverage plan, existing short-term incentive compensation program, long-term incentive compensation program, and the Corporation’s deferred compensation plans (described below), in each case as such plans are generally available to other executive officers of the Corporation.

•
Subject to his continued employment as CEO through April 1, 2016, Mr. Lööf will be entitled to participate in a special 15-month long-term incentive compensation program (“Special LTIP”) covering the final 15 months of the Lööf Agreement term. The Special LTIP is similar to the Corporation’s LTIP described above and available to other Named Executive Officers, but it is prorated to reflect a 15-month period. While participating in the Special LTIP Mr. Lööf will not be eligible for any other long-term incentive compensation awards.

•
Pursuant to an amendment to the Lööf Agreement, a grant of 50,000 Restricted Shares that will cliff vest on June 30, 2017, provided Mr. Lööf remains in the continuous employment with the Corporation through that date.

•
The Lööf Agreement will terminate (i) immediately upon Mr. Lööf’s resignation, death or disability or (ii) upon notice of termination by the Corporation at any time, with or without “cause” (as defined in the Lööf Agreement).

•
Mr. Lööf will be entitled to certain severance payments upon his termination of employment without cause or upon his resignation for "good reason" (as defined in the Lööf Agreement) including a termination without cause or resignation for good reason in connection with a change in control. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for a description of these payments.

•
If Mr. Lööf is terminated by the Corporation for cause or if Mr. Lööf resigns (other than for “good reason”), he will be entitled to receive only his base salary through the date of termination or resignation and will not be entitled to receive any other salary, compensation or benefits from the Corporation or its subsidiaries, except as otherwise specifically provided for under the Corporation’s employee benefit plans or as otherwise expressly required by applicable law.

•
In the event of Mr. Lööf’s disability or death, Mr. Lööf or his heirs, as applicable, will be entitled to receive only his base salary through the date of such an event and any annual bonus for a completed fiscal year that has not yet been paid.

•
The Lööf Agreement contains a standard confidentiality provision as well as non-competition and non-solicitation agreements for the term of Mr. Lööf’s employment and for a minimum of twelve months after any termination thereof.

Other Agreements with Named Executive Officers
The Corporation has entered into Change in Control Severance Compensation Agreements with each of its Named Executive Officers. Please refer to the section titled “Potential Payments upon Termination or Change-in-Control” for information concerning these agreements.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE
The table below summarizes the awards under the Corporation’s equity incentive plans for each Named Executive Officer outstanding as of March 31, 2014.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(6)
Name	Exercisable	Unexercisable
Per-Olof Lööf	—	83,333	—	24.15	(1)	—	—	—	—
	—	83,333	—	4.38	(2)	83,333	484,165	—	—
					(3)	50,000	290,500	—	—
					(4)	40,658	236,223	—	—
					(5)	75,034	435,948	28,138	163,482

William M. Lowe, Jr.	20,000	—	—	1.71	7/28/2019	—	—	—	—
	33,333	—	—	8.31	7/14/2018	—	—	—	—
					(3)	12,500	72,625	—	—
					(4)	24,658	143,263	—	—
					(5)	46,437	269,799	17,414	101,175

Charles C. Meeks, Jr.	15,000	—	—	1.71	7/28/2019	—	—	—	—
	16,667	—	—	20.46	6/1/2015	—	—	—	—
	3,333	—	—	23.28	10/29/2014	—	—	—	—
					(3)	12,500	72,625	—	—
					(4)	15,442	89,718	—	—
					(5)	31,724	184,316	11,897	69,122

John J. Drabik	3,333	—	—	23.16	10/22/2017	—	—	—	—
	2,000	—	—	22.05	10/31/2016	—	—	—	—
	1,667	—	—	21.75	10/24/2015	—	—	—	—
	833	—	—	23.28	10/29/2014	—	—	—	—
					(3)	7,500	43,575	—	—
					(4)	6,015	34,947	—	—
					(5)	20,690	120,209	7,759	45,080

Philip M. Lessner	16,667	—	—	1.71	7/28/2019	—	—	—	—
	3,333	—	—	21.75	10/24/2015	—	—	—	—
	3,333	—	—	23.28	10/29/2014	—	—	—	—
					(3)	10,000	58,100	—	—
					(4)	10,647	61,859	—	—
					(5)	20,207	117,403	7,578	44,028

(1)
Mr. Lööf received a grant of 167,667 options as provided in his March 2005 Employment Letter. These options expire at the earlier of (i) April 4, 2015, or (ii) the third year following Mr. Lööf’s retirement. Effective March 4, 2010, 83,333 of these awards were voluntarily relinquished and no concurrent grant, replacement award or other valuable consideration was provided.

(2)
The vesting schedule for the 83,333 options and the 83,333 Restricted Share awards granted to Mr. Lööf is 50% on June 30, 2014 and 50% on June 30, 2015, for each award. The 83,333 options granted to Mr. Lööf expire on January 29, 2020.

(3)
On January 31, 2012, the Corporation granted RSUs to Mr. Lowe, Mr. Meeks, Mr. Drabik and Dr. Lessner, which vest over a four-year period, twenty-five percent each year. On March 28, 2012, the Corporation granted Mr. Lööf 50,000 Restricted Shares, which cliff vest on June 30, 2017.

(4)
In May 2012, the 2013/2014 LTIP was established; 40% of the LTIP award takes the form of a grant of restricted stock units that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 14, 2015.

(5)
In May 2013, the 2014/2015 LTIP was established; 40% of the LTIP award takes the form of a grant of restricted stock units that will vest in annual installments of 33%, 33%, 34% over a three-year period ending May 13, 2016; 60% of the LTIP award takes the form of Performance-based RSUs, the vesting of which are subject to the Corporation’s achievement of a two-year performance target for the period ending March 31, 2015. These RSUs are included at threshold level of performance, consistent with the Corporation’s performance, at the midpoint of the measurement period, toward achievement of its measurement target.

(6)	Based on the closing price of the Corporation’s Common Stock on March 31, 2014.
OPTION EXERCISES AND STOCK VESTED TABLE
The table below summarizes exercises of stock options and vesting of stock awards for the Named Executive Officers for the fiscal year ended March 31, 2014.

	Options Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Per-Olof Lööf	—	—	20,026	90,718
William M. Lowe, Jr.	—	—	18,395	89,517
Charles C. Meeks, Jr.	—	—	13,856	68,955
John J. Drabik	—	—	6,713	34,122
Philip M. Lessner	—	—	10,244	51,355
(1)    Based on the closing price of the Corporation’s Common Stock on May 14, 2013 and January 31, 2014 for the respective vestings.
NONQUALIFIED DEFERRED COMPENSATION TABLE
The table below provides information with respect to each defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified. Contributions made to the Secured Benefit Plan on behalf of Named Executive Officers are not included as this plan is an after-tax nonqualified retirement plan that does not provide for a deferral of compensation.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings / (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Per-Olof Lööf	49,348	49,348	(1)	94,521	—	1,021,313
William M. Lowe, Jr.	—	—		—	—	—
Charles C. Meeks, Jr.	—	—		—	—	—
John J. Drabik	—	—		—	—	—
Philip M. Lessner	—	—		—	—	—

(1)
Amount represents the annual base for calendar year 2013 and the annual bonus match for fiscal year 2014, each of which was credited to Mr. Lööf’s account under the DCP in June 2014. This amount is reported in the Summary Compensation Table under “All Other Compensation.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The Corporation has entered into Change in Control Severance Compensation Agreements (the “Change in Control Agreements”) with each of its Named Executive Officers to ensure that in the event of a possible change in control of the Corporation, the stability and continuity of management would continue unimpaired, free of the distractions incident to any such change in control. Absent a “change in control” (as defined below), the Change in Control Agreements will expire on July 27, 2014. In the event a change in control occurs prior to July 27, 2014, the Change in Control Agreements will expire on the two year anniversary of the change in control. In addition, the Change in Control Agreements will automatically terminate upon the occurrence of any of the following events:

•	The Named Executive Officer’s death or termination due to disability;

•	The Named Executive Officer’s attainment of his “retirement date” (age 70 ½ or the date the executive has informed the Corporation he intends to retire after age 55 but before age 70 ½), or

•
The determination by the Board that the Named Executive Officer is no longer eligible to receive the benefits provided under the Change in Control Agreement, provided such determination is made prior to a change in control.

Under the Change in Control Agreements, in the event their employment with the Corporation is terminated under certain circumstances following a change in control, the Named Executive Officers are entitled to severance benefits and accelerated vesting of performance awards. The Change in Control Agreements do not provide for a “gross-up” for any excise tax imposed by operation of Code Section 4999 on amounts that constitute “excess parachute payments” under Code Section 280G. However, a Named Executive Officer’s payment under his Change in Control Agreement may be reduced to an amount such that it does not constitute an excess parachute payment under Code Section 280G, if such reduction would result in the NEO receiving a greater after-tax payment. If the NEO would receive a greater after-tax payment absent a reduction and payment of applicable taxes, including excise taxes, no reduction will be made.
Under the Change in Control Agreements, a “change in control” is deemed to have occurred in the event of certain significant changes to the ownership of the Corporation, including when:
(1)    the percentage of ownership by an acquiring entity or group equals or exceeds 25% of the (a) then outstanding shares of Common Stock of the Corporation, or (b) combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of the Corporation’s directors,
(2)    a replacement of the majority of the incumbent members of the Corporation’s Board, or
(3)    a reorganization, merger or consolidation or sale of assets, unless following such event (a) beneficial stockholders prior to the event own more than 50% of the outstanding shares of common stock and voting power of outstanding securities entitled to vote generally in the election of the Corporation’s directors, (b) no person owns 25% or more of the outstanding shares of common stock or the combined voting power of the then outstanding voting securities, and (c) at least a majority of the incumbent members of the Board continue to serve on the Board following the transaction.
Our Named Executive Officers will receive severance benefits under the Change in Control Agreements if they are terminated without “cause” or if they resign for “good reason” following the change in control. The Change in Control Agreements define “good reason” as the occurrence of any of the following events:

•
The assignment of any duties inconsistent the Named Executive Officer’s position, duties, responsibilities and status with the Corporation, or any removal of the Named Executive Officer from, or any failure to reelect to, any such position;

•	A reduction by the Corporation in the Named Executive Officer’s base salary;

•
The failure of the Corporation to continue in effect any compensation, welfare or benefit plan in which the Executive is participating at the time of a change in control, without substituting or providing a substantially similar benefit at substantially the same cost;

•	Any purported termination for “cause” or “disability” (as defined in the Change in Control Agreements) without grounds; and/or

•	The relocation of the Named Executive Officer’s primary work location to a location that is more than 20 miles from the current work location.
“Cause,” as defined in the Change in Control Agreements, means (i) the willful and continued failure by the Named Executive Officer for a significant period of time substantially to perform his duties with the Corporation (other than any such failure resulting from his disability), after a demand for substantial performance is delivered to the Named Executive Officer in writing by the Board or its designee which specifically identifies the manner in which the Board or its designee believes that the Named Executive Officer has not substantially performed his duties, or (ii) the willful engaging by the Named Executive Officer in gross misconduct materially and demonstrably injurious to the Corporation. No act, or failure to act, on the Named Executive Officer’s part shall be considered “willful” unless done, or omitted to be done, by the Named Executive Officer, not in good faith and without reasonable belief that his action or omission was in the best interest of the Corporation.
Pursuant to the Change in Control Agreements, each Named Executive Officer is entitled to receive an amount equal to twenty-four times the sum of (a) monthly base salary and (b) the monthly amount of the annual target incentive bonus due each executive following a qualifying termination after a change in control. In addition, under the Change in Control Agreements, the Corporation must:

•
Maintain all life insurance, medical plans and programs in which the Named Executive Officers participate for 18 months following the date of the qualifying termination or until such time as the executive first becomes eligible for the same type of coverage under another employer’s plan, whichever is earlier;

•	Pay all reasonable legal fees and expenses incurred by each Named Executive Officer as a result of his resignation for good reason; and

•	Pay the costs of reasonable outplacement services, up to a maximum of $15,000, until the Named Executive Officer is employed on a full-time basis.
The Named Executive Officers are not entitled to the benefits described above if their termination is for cause, they resign without good reason, or they die, become disabled or retire.
Additionally, the Change in Control Agreements provide for accelerated vesting of LTIP awards to the next whole year following a qualifying termination after a change in control. The LTIP awards are payable in an amount equal to the greater of: (1) the actual performance of the Corporation through the date of the change in control compared to the plan target, up to the maximum amount payable under the plan or (2) the target amount payable under the plan for such period. The actual amount paid for such LTIP awards, will be pro-rated for each outstanding LTIP award, based on the number of fiscal years from the grant date through the fiscal year in with the change in control occurs divided by the total number of fiscal years in the performance period.
Management anticipates that the Change in Control Agreements will be renewed for an additional three year period, ending on July 27, 2017, with the same terms and conditions as currently in effect.
Mr. Lööf’s Agreement also entitles him to certain severance payments upon his termination without “cause” or his resignation for “good reason” (collectively, a “qualifying termination” please refer below for a definition of such terms). Upon Mr. Lööf’s qualifying termination prior to December 31, 2014, he will be entitled to severance payments equal to his base salary from the date of termination to the earlier of June 30, 2015 or two years from his termination date. On or after January 1, 2015, but prior to December 31, 2016, Mr. Lööf will be entitled to severance upon a qualifying termination equal to his base salary and benefits for a 90-day notice period and 90 days following his termination date. On or after January 1, 2017 but prior to March 31, 2017 such severance payments upon a qualifying termination will be equal to Mr. Lööf’s base salary and benefits from his termination date to March 31, 2017. On or after April 1, 2017, Mr. Lööf will be entitled to severance payments upon a qualifying termination equal to his base salary from his termination date to June 30, 2017. However, if Mr. Lööf resigns for good reason on or before June 30, 2015, his severance payments will be increased to include his target bonus under the Corporation’s short-term incentive program during the severance period.
The definition of “cause” under Mr. Lööf’s Agreement is substantially similar to the definition found in the Change in Control Agreements. Mr. Lööf’s Agreement defines “good reason” as (i) the assignment of duties inconsistent with Mr. Lööf’s position or a change in Mr. Lööf’s title or offices or his removal or failure to maintain Mr. Lööf in any employment conditions (except due to a termination for cause, death, disability or Mr. Lööf’s attainment of retirement age), and (ii) a material reduction of Mr. Lööf’s base salary, other than a reduction reflecting a material reduction in the size or complexity of the Corporation’s business.

Mr. Lööf’s Agreement also provides that if he becomes entitled to payments under both his Agreement and his Change in Control Agreement, he is entitled to the greater of the two payments, but may not receive payment under both agreements.
The table below describes the compensation and benefits payable to each of our Named Executive Officers in the following circumstances:

•	termination without cause or for good reason in the absence of a change of control;

•	termination without cause or for good reason in connection with a change of control;

•	voluntary resignation;

•	death; or

•	disability.
The amounts shown below assume that termination of employment or a change in control occurred as of March 31, 2014, and estimate certain amounts which would be paid to our Named Executive Officers upon the specified event. Due to the number of factors that affect the nature and amounts of compensation and benefits provided upon the events discussed below, the actual amounts estimated to be paid or distributed may be different. A factor that could affect these amounts is the financial performance of the Corporation through the date of any such event.
The table quantifies and the accompanying footnotes describe the compensation and benefits that are paid in addition to compensation and benefits generally available to salaried employees. Examples of compensation and benefits generally available to salaried employees, and thus not included below, are distributions under the Corporation’s 401(k) retirement savings plan, accrued vacation pay, and vested equity.

	Before Change in Control	After Change in Control
Name	Termination w/o Cause or for Good Reason (1)($)	Termination w/o Cause or for Good Reason (2)(3)($)	Voluntary Termination ($)	Death (4)($)	Disability ($)
Per-Olof Lööf	1,700,000	4,325,028	—	136,000	—
William M. Lowe, Jr.	505,000	2,211,665	—	84,167	—
Charles C. Meeks, Jr.	345,000	1,509,141	—	57,500	—
John J. Drabik	300,000	1,146,591	—	50,000	—
Philip M. Lessner	293,000	1,156,822	—	48,833	—

(1)
This benefit is payable pursuant to the KEMET Corporation Severance Pay Plan, except for Mr. Lööf, whose payment is paid pursuant to the Lööf Agreement. Pursuant to the Severance Pay Plan, our NEOs receive twelve months’ base salary as severance, subject to local requirements.

(2)
Pursuant to the accelerated vesting provision of the Change in Control Severance Agreements, these amounts shown include (a) the target payout under the Performance component of the 2013/2014 LTIP (calculated using the Corporation’s Common Stock price ($5.38) on the date of grant (May 14, 2012)), and (b) 50% of the target payout under the Performance component of the 2014/2015 LTIP pursuant (calculated using the Corporation’s Common Stock price ($4.35) on the date of grant (May 13, 2013)).

(3)
These amounts include the benefit payable pursuant to the Change in Control Severance Agreements, which is (a) twenty four multiplied by the sum of (i) the NEO’s monthly base salary plus (ii) the monthly value of the NEO’s target annual bonus (Mr. Lööf—100% of base salary, Mr. Lowe and Mr. Meeks—70% of base salary, Mr. Drabik and Dr. Lessner — 60% of base salary), (b) accelerated LTIP (as described above) and (c) eighteen months of COBRA premium. As described above, the Corporation does not pay any Code Section 280G “gross-up” payments.

(4)
This benefit is payable pursuant to historical practice of the Corporation and is equal to two months of salary. The intention is to provide the family with income while the life insurance application process is taking place.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also reviewed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Audit Committee under standards of the Public Company Accounting Oversight Board (United States). The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the PCAOB’s Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with the independent registered public accounting firm’s independence.
For the fiscal year ended March 31, 2014 audit, the Audit Committee discussed with the Corporation’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Corporation’s internal control over financial reporting and the overall quality of the Corporation’s financial reporting.
Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements for the fiscal year ended March 31, 2014 be included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2014 for filing with the SEC.
AUDIT COMMITTEE
E. Erwin Maddrey, II, Chairman
Wilfried Backes
Joseph V. Borruso

Audit and Non-Audit Fees
The following table sets forth fees billed for professional audit services and other services rendered to the
Corporation by Ernst & Young LLP for the fiscal years ended March 31, 2014 and March 31, 2013 (amounts in thousands):

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	2,473	2,020
Audit-related Fees (2)	143	91
Tax Fees	—	—
All other fees	—	—
Total	2,616	2,111

(1)
The aggregate fees for professional services rendered for the audit of the Corporation’s annual financial statements for the fiscal years ended March 31, 2014 and March 31, 2013 and the reviews of the financial statements included in the Corporation’s Forms 10-Q for the fiscal years then ended.

(2)
For fiscal year 2014, audit‑related fees consist of services related to due diligence and review of SEC comment letter. For fiscal year 2013, audit‑related fees consist of services related to registration statements and agreed upon procedures.

All audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee’s Audit Policies provide for pre-approval of all audit, audit-related and tax services. These policies authorize the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services.
OTHER BUSINESS
At the date of this proxy statement, the Corporation has no knowledge of any business other than that described above that will be presented at the Annual Meeting. If any other business should come before the Annual Meeting, the proxies will be voted in accordance with the recommendation of the Corporation’s management.
STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING
From time to time, stockholders present proposals which may be proper subjects for consideration at the Annual Meeting. To be considered for inclusion in the proxy statement, proposals must be submitted on a timely basis. Proposals for the 2015 Annual Meeting, which is expected to be held on July 24, 2015, must be received by the Corporation no later than February 27, 2015 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to the 2015 Annual Meeting.
In addition, the Corporation’s Amended and Restated By-Laws establish advance notice procedures as to (1) business to be brought before an annual meeting of stockholders other than by or at the direction of the Board of Directors and (2) the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. Any stockholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures.
Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Secretary of the Corporation at the address below. The Secretary must receive this notice no later than April 25, 2015.
Notice of a proposal must include:

(i)
as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

Notice of a nomination must include:

(i)
as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serving as a director if elected; and

(ii)
(A) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (B) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (C) whether either such stockholder or beneficial owner intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees.

You may contact our Secretary at our principal executive offices for a copy of the relevant provisions of the Corporation’s Amended and Restated By-Laws regarding the requirements for making stockholder proposals and nominating director candidates.

ADDITIONAL INFORMATION
This solicitation is being made by the Corporation. All expenses of the Corporation in connection with this solicitation will be borne by the Corporation. In addition to the solicitation by mail, proxies may be solicited by directors, officers and other employees of the Corporation by telephone, in person or otherwise, without additional compensation. The Corporation will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by such persons and will reimburse such persons and the Corporation’s transfer agent for their reasonable out-of-pocket expenses in forwarding such materials.
The Corporation will furnish without charge to each person whose proxy is being solicited, upon the written request of any such person, a copy of the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, as filed with the SEC, including the financial statements and schedules thereto. Requests for copies of such Annual Report on Form 10-K should be directed to the Secretary of the Corporation at the address below. In addition, copies of the charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, as well as the Corporation’s Corporate Governance Guidelines and Code of Business Integrity and Ethics, are available for viewing at the Corporation’s website at http://www.kemet.com under “Investor Relations” where you can click on the link to “Corporate Governance” for a link to these documents or upon written request directed to the Secretary of the Corporation. Please complete the enclosed proxy and mail it in the enclosed postage-paid envelope as soon as possible.
By order of the Board of Directors,
R. James Assaf Secretary
KEMET CORPORATION
P.O. Box 5928
Greenville, South Carolina 29606
June 27, 2014

APPENDIX A
2014 AMENDMENT AND RESTATEMENT
OF THE
KEMET CORPORATION 2011 OMNIBUS EQUITY INCENTIVE PLAN

KEMET Corporation (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Stock and Incentive Plan (the “Plan”).

1.	PURPOSE OF THE PLAN
The purpose of the Plan is to foster and promote the long-term financial success of the Company and materially increase stockholder value by: (i) strengthening the Company’s capability to develop, maintain, and direct an outstanding management team; (ii) motivating superior performance by means of long-term performance related incentives; (iii) encouraging and providing for obtaining an ownership interest in the Company; (iv) attracting and retaining outstanding executive talent by providing incentive compensation opportunities competitive with other major companies; and (v) enabling executives to participate in the long-term growth and financial success of the Company.

2.	DEFINITIONS
2.1    “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.
2.2    “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.
2.3    “Board” shall mean the board of directors of the Company.

2.4	“Cause” means the occurrence of one or more of the following events:
(i) Conviction of a felony or any crime or offense lesser than a felony involving the property of the Company or a Subsidiary; or
(ii) Conduct that has caused demonstrable and serious injury to the Company or a
Subsidiary, monetary or otherwise; or
(iii) Willful refusal to perform or substantial disregard of duties properly assigned, as determined by the Company; or
(iv) Serious breach of duty to the Company or a Subsidiary or other act of fraud or dishonesty with respect to the Company or a Subsidiary.
2.5    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
2.6    “Committee” shall mean the Compensation Committee of the Board or such other committee of directors as is designated by the Board, or a subcommittee thereof formed by the Compensation Committee

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or such other committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom will be intended to be to the extent required by applicable law, rule or regulation (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Section 162(m) of the Code, and (iii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3 of the Exchange Act, Section 162(m) of the Code or the rules of the principal U.S. national securities exchange, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.
2.7    “Consultant” shall mean any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital‑raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) can be covered as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares on a Form S-8 registration statement.
2.8    “Covered Employee” shall mean an employee of the Company or its Subsidiaries who is a “covered employee” within the meaning of Section 162(m) of the Code.
2.9    “Director” shall mean a non-employee member of the Board.
2.10    “Dividend Equivalents” shall have the meaning set forth in Section 12.6.
2.11    “Employee” shall mean any employee of the Company or any Subsidiary, including contract employees, and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.
2.12    “Effective Date” shall mean the effective date of this 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Stock and Incentive Plan, which date is set forth in Section 13.13.
2.13    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.14    “Exempt Person” means (i) any employee benefit plan of the Company or a trustee or other administrator or fiduciary holding securities under an employee benefit plan of the Company or (ii) Platinum Equity Capital Partners, L.P., a Delaware limited partnership, and Platinum Equity Capital Partners II, L.P., a Delaware limited partnership, and their affiliates.
2.15    “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee to be the fair market value of the Shares as determined by the Committee in its sole discretion taking into account the requirements of Section 409A. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

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2.16    “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.
2.17    “Limitations” shall have the meaning set forth in Section 10.5.
2.18    “Net Exercise” means a Participant’s ability to exercise an Option by directing the Company to deduct from the Shares issuable upon exercise of his or her Option a number of Shares having an aggregate Fair Market Value equal to the sum of the aggregate exercise price therefor plus the amount of the Participant’s minimum tax withholding (if any), whereupon the Company shall issue to the Participant the net remaining number of Shares after such deductions.
2.19    “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.
2.20    “Other Share-Based Award” shall have the meaning set forth in Section 8.1.
2.21    “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.
2.22    “Payee” shall have the meaning set forth in Section 13.2.
2.23    “Performance Award” shall mean any Award of Performance Shares or Performance Units granted pursuant to Article 9.
2.24    “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.
2.25    “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.
2.26    “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.
2.27    “Permitted Assignee” shall have the meaning set forth in Section 12.3.
2.28    “Prior Plans” shall mean, collectively, the Company’s 2011 Omnibus Equity Incentive Plan (as in effect before the Effective Date), 1992 Key Employee Stock Option Plan, 1995 Key Employee Stock Option Plan and 2004 Long Term Incentive Plan.
2.29    “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.30    “Restricted Stock Award” shall have the meaning set forth in Section 7.1.
2.31    “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash (or in combination thereof) as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which

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restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.
2.32    “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.
2.33    “Shares” shall mean the shares of common stock of the Company, par value $.01 per share.
2.34    “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.
2.35    “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the relevant time each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.
2.36    “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
2.1    “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3.	SHARES SUBJECT TO THE PLAN
3.1    Number of Shares.
(a)    Subject to adjustment as provided in Section 12.2, a total of 4,219,485 Shares shall be authorized for grant under the Plan as of the Effective Date.
(b)    Any (i) unexercised, unconverted or undistributed portion of any Award made under this Plan or any award under the Prior Plans resulting from termination, expiration or forfeiture of that Award or award, and (ii) any Shares subject to any Award made under this Plan or any award under the Prior Plans settled for cash (in whole or in part) shall again be available for Award under this Section 3.1, whether or not the Participant has received or been credited with benefits of ownership (such as dividends, Dividend Equivalents or voting rights) during the period in which the Participant’s ownership was restricted or otherwise not vested. Shares issued pursuant to Restricted Stock Awards and subsequently reacquired by the Company due to termination, expiration or forfeiture of the Award also shall be available for reissuance under this Plan. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares issued upon the exercise of an Award or the vesting of an Award under this Plan or the Prior Plans, (ii) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or an option granted under the Prior Plans, or to satisfy any tax withholding obligation with respect to an Award or an award granted under the Prior Plans, and (iii) Shares subject to a Stock Appreciation Right or a stock appreciation right granted under the Prior Plans that are not issued in connection with its stock settlement on exercise thereof, and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or options granted under the Prior Plans.
(c)    Substitute Awards shall not reduce the Shares authorized for grant under the Plan or the applicable Limitations applicable to a Participant under Section 10.5, nor shall Shares subject to a Substitute

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Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.
(d)    Any Shares that again become available for grant pursuant to this Section shall be added back as one (1) Share.
3.2    Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued shares, treasury shares or shares purchased in the open market or otherwise. No fractional shares shall be issued under the Plan and the Committee shall determine the manner in which fractional share value shall be treated.
3.3    Special Limits on Available Shares. Notwithstanding any other provisions of the Plan to the contrary, and subject to adjustment as provided in Section 12.2, no Participant who is a Director may (a) be granted Options or Stock Appreciation Rights during any fiscal year of the Company with respect to more than 200,000 Shares for each type of award and (b) earn more than 100,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any fiscal year of the Company. In addition, Awards intended to comply with the performance-based exception under Code Section 162(m) shall be subject to the Limitations specified in Section 10.5.

4.	ELIGIBILITY AND ADMINISTRATION
4.1    Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.
4.2    Administration. The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (vii) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (viii) suspend the right to exercise during any blackout period that is necessary or desirable to comply with requirements of the securities laws and extend the period for exercise by an equal period of time; (ix) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (x) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xi) establish such rules and regulations and appoint such agents as it

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shall deem appropriate for the proper administration of the Plan; (xii) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xiii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
i.All expenses associated with the Plan shall be borne by the Company subject to such allocation to its Subsidiaries and operating units as it deems appropriate.
ii.Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.
iii.To the extent not inconsistent with applicable law, including Section 162(m) of the Code, or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded), the Committee may delegate (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, one or more executive officers or a committee of executive officers the right to grant and determine the terms of Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.
iv.Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by that person in connection with or resulting from any claim, action, suit or proceeding to which that person may be a party or in which that person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by that person in settlement thereof, with the Company’s approval, or paid by that person in satisfaction of any judgment in any such action, suit or proceeding against that person, provided that person shall give the Company an opportunity, at its own expense, to handle and defend the same before that person undertakes to handle and defend it on that person’s own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

5.	OPTIONS
5.1    Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable.
5.2    Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.
5.3    Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive

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Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (i) lower the option price per Share of an Option after it is granted, (ii) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award), or (iii) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.
5.4    Option Term; Minimum Vesting Period. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten (10) years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five (5) years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary. Options shall have a Vesting Period of not less than one (1) year from date of grant, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the minimum Vesting Period requirements in the prior sentence.
5.5    Exercise of Options.
(a)    Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time
(b)    Unless otherwise provided in an Award Agreement, full payment of such purchase price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check or bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) pursuant to a Net Exercise arrangement; provided, however, that in such event, the Committee may exercise its discretion to limit the use of a Net Exercise, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct, and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.
5.6    Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. The total number of Shares specified in Section 3.1(a) are available for the grant of Incentive Stock Options under the Plan.
5.7    Termination of Employment. In the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability, each of the Participant’s outstanding Options shall be exercisable by the Participant (or the Participant’s legal

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representative or designated beneficiary), as provided under the terms of the Award Agreement, at any time prior to an expiration date established by the Committee at the time of grant or as otherwise determined by the Committee (which may be the original expiration date of such Option or such earlier time as the Committee may establish), but in no event after its respective expiration date. If the Participant ceases to be employed for any other reason, other than for Cause, all of the Participant’s then outstanding Options that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 30 days after the date of cessation, but in no event after the expiration date of the Option: provided that the participant does not engage in Competition during such 30-day period unless he or she receives written consent to do so from the Board or the Committee. If the Participant ceases to be employed for Cause, and with respect to all other Option that are not exercisable on the date of cessation of employment for all reasons, all of the Participant’s Option not exercisable shall terminate and be forfeited immediately, except as otherwise determined by the Committee.

6.	STOCK APPRECIATION RIGHTS
6.1    Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.
6.2    Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:
(a)    Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.
(b)    The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.
(c)    The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.
(d)    The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten (10) years.
(e)    Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.3 or a Substitute Award)), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

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(f)    Stock Appreciation Rights shall have a Vesting Period of not less than one (1) year from date of grant, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to the minimum Vesting Period requirements in the prior sentence, except as otherwise determined by the Committee to be appropriate under the circumstances.
6.3    Termination of Employment. In the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death, retirement, or disability, each of the Participant’s outstanding Stock Appreciation Rights shall be exercisable by the Participant (or the Participant’s legal representative or designated beneficiary), as provided by the terms of the Award Agreement, at any time prior to an expiration date established by the Committee at the time of grant or as otherwise determined by the Committee (which may be the original expiration date of such Stock Appreciation Right or such earlier time as the Committee may establish), but in no event after its respective expiration date. If the Participant ceases to be employed for any other reason, other than for Cause, all of the Participant’s then outstanding Stock Appreciate Rights that were exercisable on the date of such cessation shall remain exercisable for, and shall otherwise terminate at the end of, a period of 30 days after the date of cessation, but in no event after the expiration date of the Stock Appreciate Right: provided that the participant does not engage in Competition during such 30-day period unless he or she receives written consent to do so from the Board or the Committee. If the Participant ceases to be employed for Cause, and with respect to all other Stock Appreciation Rights that are not exercisable on the date of cessation of employment for all reasons, all of the Participant’s Stock Appreciation Rights not exercisable shall terminate and be forfeited immediately, except as otherwise determined by the Committee.

7.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS
7.1    Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation. The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.
7.2    Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.
7.3    Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall have only those rights specifically provided for by the Award Agreement, provided that in no event shall such a participant possess voting rights with respect to such Award.
Except as otherwise provided in an Award Agreement, any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares

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covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award. Notwithstanding the provisions of this Section, cash dividends with respect to any Restricted Stock Award and any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award that vests based on achievement of performance goals shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.
7.4    Minimum Vesting Period. Restricted Stock Awards and Restricted Stock Unit Awards shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares available for Awards under Section 3.1(a) on the Effective Date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in the first sentence of this Section 7.4 and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of a Restricted Stock Award or Restricted Stock Unit Award intended to comply with the performance-based exception under Code Section 162(m).
7.5    Termination of Employment
(a)    Subject to Section 7.4, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death or disability before the end of a Vesting Period subject only to continued service with the Company or a Subsidiary, the number of shares subject to the Restricted Stock Award or Restricted Stock Unit Award that shall vest shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Award to the Participant to the date of termination and the denominator of which is the number of months in the Vesting Period, multiplied by (ii) the number of shares subject to the Award.
(b)    Subject to Section 7.4, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death or disability before the end of the Vesting Period and the Participant has received an award subject to the achievement of performance objectives, the Restricted Stock Award or Restricted Stock Unit Award shall, except as otherwise determined by the Committee, vest upon the achievement of the performance objectives with respect to such number of those shares subject to the Award as shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of Award to the Participant to the date of termination of the Participant and the denominator of which is the number of months elapsed after the date of the Award to the Participant to the date of achievement of the Performance/Time Goal, multiplied by (ii) the number of shares of subject to the Award
(c)    In the event the Participant ceases to be employed for any other reason, all shares subject to the Restricted Stock Award or Restricted Stock Unit Award which are still unvested shall be forfeited.

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7.6    Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8.	OTHER SHARE-BASED AWARDS
8.1    Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other earned cash-based compensation.
8.2    Award Agreements. The terms of Other Share-Based Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any property (other than cash) distributed as a dividend or otherwise with respect to the number of Shares covered by a Other Share-Based Award that vests based on achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by a Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.
8.3    Minimum Vesting Period. Other Share-Based Awards, except for Awards made pursuant to Section 8.6, shall have a Vesting Period of not less than (i) three (3) years from date of grant (but permitting pro rata vesting over such time) if subject only to continued service with the Company or a Subsidiary and (ii) one (1) year from date of grant if subject to the achievement of performance objectives, subject in either case to accelerated vesting in the Committee’s discretion in the event of the death, disability or retirement of the Participant or a Change in Control (as defined in Section 11.3). Notwithstanding the foregoing, the restrictions in the preceding sentence shall not be applicable to grants of up to 10% of the number of Shares available for Awards under Section 3.1(a) on the Effective Date of the Plan. The Committee may, in its sole discretion waive the vesting restrictions and any other conditions set forth in any Award Agreement under such terms and conditions as the Committee shall deem appropriate, subject to (i) the minimum Vesting Period requirements in the first sentence of this Section 8.3 and (ii) the limitations imposed under Section 162(m) of the Code and the regulations thereunder in the case of an Other Share-Based Award intended to comply with the performance-based exception under Code Section 162(m).
8.4    Termination of Employment
(d)    Subject to Section 8.3, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death or disability before the end of a Vesting Period subject only to continued service with the Company or a Subsidiary, the number of shares subject to the Other Share-Based Award that shall vest shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Other Share-Based Award to the Participant to the date of termination and the denominator of which is the number of months in the Vesting Period, multiplied by (ii) the number of shares of subject to the Award.
(e)    Subject to Section 8.3, in the event a Participant who is an Employee ceases to be employed with the consent of the Committee or upon the Participant’s death or disability before the end of the Vesting Period and the Participant has received an award subject to the achievement of performance objectives,

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the Other Share-Based Award shall, except as otherwise determined by the Committee, vest upon the achievement of the performance objectives with respect to such number of those shares subject to the Award as shall be determined by the Committee, but in no event, except as otherwise determined by the Committee, less than a number equal to the product of (i) a fraction, the numerator of which is the number of completed months elapsed after the date of the Award to the Participant to the date of termination of the Participant and the denominator of which is the number of months elapsed after the date of the Award to the Participant to the date of achievement of the Performance/Time Goal, multiplied by (ii) the number of shares of subject to the Award
(f)    In the event the Participant ceases to be employed for any other reason, all shares subject to the Award which are still unvested shall be forfeited.
8.5    Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, determined in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.
8.6    Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred restricted stock units in lieu of all or a portion of their annual retainer. In addition, if determined by the Board, all of the Directors may elect to receive Other Share-Based Awards in the form of deferred restricted stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred restricted stock units.

9.	PERFORMANCE AWARDS
9.1    Grants. Performance Awards in the form of Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.
9.2    Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.
9.3    Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award; provided, however, that a Performance Period shall not be shorter than one year unless the Performance Award is not payable in Shares. The amount of the Award to be distributed shall be conclusively determined by the Committee.
9.4    Payment. Except as provided in Article 11 or as may otherwise be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole

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discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10.	CODE SECTION 162(m) PROVISIONS
10.1    Covered Employees. Notwithstanding any other provision of the Plan, if the Committee determines at the time a Restricted Stock Award, a Restricted Stock Unit Award, a Performance Award or an Other Share-Based Award is granted to a Participant who is, or is likely to be, as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee, then the Committee may provide that this Article 10 is applicable to such Award.
10.2    Performance Criteria. If the Committee determines that a Restricted Stock Award, a Restricted Stock Unit, a Performance Award or an Other Share-Based Award is intended to be subject to this Article 10, the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following: revenue; net income (or loss) per share; pre-tax profits; net earnings (or loss); net income (or loss); operating income or loss (before or after taxes); cash flow; cash flow per share (before or after dividends); earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization; total stockholder return relative to assets; total stockholder return relative to peers; customer satisfaction; customer growth; employee satisfaction; gross margin; revenue growth; stock price; market share; sales; earnings (or loss) per share; return on equity; cost reductions; economic value added; product revenue growth; pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss; return on assets or net assets; attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; gross profits; comparisons with various stock market indices; return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; research and development achievements; manufacturing achievements (including obtaining particular yields from manufacturing runs and other measurable objectives related to process development activities); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital; financing and other capital raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); and implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures; factoring transactions and recruiting and maintaining personnel. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or

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non-recurring charges, (ii) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Such performance goals shall be set by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Code, and the regulations thereunder.
10.3    Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Section 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances and as allowed pursuant to Section 162(m) of the Code and the regulations thereunder.
10.4    Restrictions. The Committee shall have the power to impose such other restrictions on Awards subject to this Article as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.
10.5    Limitations on Grants to Individual Participants. Subject to adjustment as provided in Section 12.2, no Participant may (i) be granted Options or Stock Appreciation Rights during any fiscal year of the Company with respect to more than 500,000 Shares for each type of award and (ii) earn more than 500,000 Shares with respect to Restricted Stock Awards, Restricted Stock Unit Awards, Performance Awards and/or Other Share-Based Awards in any fiscal year of the Company for each type of award that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in Shares (collectively, the “Limitations”). In addition to the foregoing, the maximum dollar value that may be earned by any Participant for each 12 months in a Performance Period with respect to Performance Awards that are intended to comply with the performance-based exception under Code Section 162(m) and are denominated in cash is $5,000,000. If an Award is cancelled, the cancelled Award shall continue to be counted toward the applicable Limitation (or, if denominated in cash, toward the dollar amount in the preceding sentence).

11.	CHANGE IN CONTROL PROVISIONS
11.1    Impact on Certain Awards. Award Agreements may provide that in the event of a Change in Control of the Company (as defined in Section 11.3): (i) Options and Stock Appreciation Rights outstanding as of the date of the Change in Control shall be cancelled and terminated without payment therefor if the Fair Market Value of one Share as of the date of the Change in Control is equal to or less than the per Share Option exercise price or Stock Appreciation Right grant price, and (ii) all Performance Awards shall be considered to be earned and payable (either in full or pro rata based on the portion of Performance Period completed as of the date of the Change in Control), and any limitations or other restrictions shall lapse and such Performance Awards shall be immediately settled or distributed.
11.2    Assumption or Substitution of Certain Awards.
(a)    Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable,

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and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.2, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.
(b)    Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.
(c)    The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.
11.3    Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, Change in Control means the occurrence of any one of the following events:

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(a)    if any “person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successors thereto, other than an Exempt Person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act or any successor thereto), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or
(b)    during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new directors whose election by the Board or nomination for election by the Company’s stockholders was approved by at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election was previously so approved, cease for any reason to constitute a majority thereof; or
(c)    the consummation by the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation (A) which would result in all or a portion of the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (B) by which the corporate existence of the Company is not affected and following which the Company’s chief executive officer and directors retain their positions with the Company (and constitute at least a majority of the Board); or
(d)    the consummation by the Company of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all the Company’s assets, other than a sale to an Exempt Person.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 25% of the combined voting power of the voting securities of the Company as a result of the acquisition of Company voting securities by the Company which reduces the number of Company voting securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company voting securities that increases the percentage of outstanding Company voting securities beneficially owned by such person, a Change in Control of the Company shall then occur.
Notwithstanding the foregoing, with respect to any Award that is characterized as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, an event shall not be considered to be a Change in Control under the Plan for purposes of any payment in respect of such Award unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company with the meaning of Section 409A of the Code.

12.	GENERALLY APPLICABLE PROVISIONS
12.1    Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) materially increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(e) to eliminate the requirements relating to minimum

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exercise price, minimum grant price and stockholder approval, (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d), or (f) increase the Limitations. The Board may not, without the approval of the Company’s stockholders, cancel an Option or Stock Appreciation Right in exchange for cash or take any action with respect to an Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal securities exchange on which the Shares are traded, including a reduction of the exercise price of an Option or the grant price of a Stock Appreciation Right or the exchange of an Option or Stock Appreciation Right for cash or another Award. In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent.
12.2    Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the Limitations, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.
12.3    Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.
12.4    Termination of Employment or Services.
(a)    The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of

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termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.
(b)    The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan with respect to any suspension of employment or leave of absence from the Company or a Subsidiary granted to a Participant. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an Employee and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan. In the event a Participant transfers employment from the Company to a Subsidiary or from a Subsidiary to the Company, such Participant shall not be deemed to have ceased to be an Employee for purposes of the Plan.
12.5    Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Participant’s death before the Participant receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
12.6    Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred consistent with the requirements of Section 409A of the code. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and may provide that the Dividend Equivalents are subject to the same vesting or performance conditions as the underlying Award. Notwithstanding the foregoing, Dividend Equivalents distributed in connection with an Award that vests based on the achievement of performance goals shall be subject to restrictions and risk of forfeiture to the same extent as the Award with respect to which such cash, stock or other property has been distributed.

13.	MISCELLANEOUS
13.1    Award Agreements. Each Award Agreement shall either be (a) in writing in a form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) an electronic notice in a form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.
13.2    Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state and local taxes required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The

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Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the Participant’s minimum required tax withholding rate or such other rate that will not cause an adverse accounting consequence or cost) otherwise deliverable in connection with the Award.
13.3    Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.
13.4    Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.
13.5    Conditions on Awards. In the event that the employment of a Participant holding any unexercised Option or Stock Appreciation Right, any unearned Performance Award, any unvested or unearned shares of Restricted Stock, any unearned or unvested Restricted Stock Units or any unearned or unvested Other Share-Based Awards shall terminate with the consent of the Committee or by reason of retirement or disability, the rights of such Participant to any such Award shall be subject to the conditions that until any such Option or Stock Appreciation Right is exercised, or any such Performance Award, share of Restricted Stock, Restricted Stock Units or Other Share-Based Award is vested or earned, the Participant shall (a) not engage, either directly or indirectly, in any manner or capacity as advisor, principal, agent, partner, officer, director, employee, member of any association or otherwise, in any business or activity which is at the time competitive with any business or activity conducted by the Company (b) not personally, or in conjunction with others, solicit or recruit current employees of the Company or its subsidiaries to leave employment; (c) not in any way disparage the Company, its products and processes or any of its employees or vendors or customers; (d) protect the confidential information of the Company and its trade secrets; and (e) be available, unless the Participant shall have died, at reasonable times for consultations (which shall not require substantial time or effort) at the request of the Company’s management with respect to phases of the business with which the Participant was actively connected during the Participant’s employment, but such consultations shall not (except in the case of a Participant whose active service was outside of the United States) be required to be performed at any place or places outside of the United States of America or during usual vacation periods or periods of illness or other incapacity. In the event that any of the above conditions is not fulfilled, the Participant shall forfeit all rights to any unexercised Option or Stock Appreciation Right, Performance Award, shares of Restricted Stock, Restricted Stock Units or Other Share-Based Awards held as on the date of the breach of condition. In addition, any Participant may be required to repay the Company an Award, if (i) the Participant is terminated by or otherwise leaves employment with the Company within two years following the vesting date of the Award and such termination of employment arises out, is due to, or is in any way connected with any misconduct or

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violation of Company policy, or (ii) the Participant becomes employed with a competitor within the two year period following termination, or for any other reason considered by the Committee in its sole discretion to be detrimental to the Company or its interests. Any determination by the Board of Directors of the Company which shall act upon the recommendation of the Chairman, that the Participant is, or has, engaged in such activity or breached an obligation to the Company as aforesaid shall be conclusive. In the event of a material inaccuracy in the Company’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Company shall have the right to take appropriate action to recoup from a Participant any portion of any Award received by a Participant the payment of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, expenses, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether such Participant engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, such Participant otherwise would not have received payment in respect of such Award (or portion thereof). In the event that the Company is entitled to, and seeks, recoupment under the previous sentence, such Participant shall promptly reimburse the after-tax portion (after taking into account all available deductions in respect of such reimbursement) of such Award which the Company is entitled to recoup hereunder. In the event that such Participant fails to make prompt reimbursement of any such Award which the Company is entitled to recoup and as to which the Company seeks recoupment hereunder, the Company shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Participant from the Company, or (ii) take any other appropriate action to recoup such payments. The Company’s right of recoupment pursuant to the previous sentence shall apply only if the demand for recoupment is made not later than three (3) years following the payment of the applicable Award. These rights shall be in addition to, and shall not limit, any other rights or remedies that the Company may have under law or in equity, including, without limitation, (i) any right that the Company may have under any other Company recoupment policy or other agreement or arrangement with a Participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Securities Exchange Act of 1934, as amended (as determined by the applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission).
13.6    Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
13.7    Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.
13.8    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
13.9    Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the

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extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.
13.10    Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
13.11    Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
13.12    Governing Law; Jurisdiction. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. Any suit, action or proceeding with respect to the Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Delaware or the United States District Court for the District of Delaware and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to the Plan or any Award Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Delaware, the court of the United States of America for the District of Delaware, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Delaware State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient court and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to the Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in the Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Delaware.

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13.13    Effective Date of Plan; Termination of Plan. The Plan shall be effective on April 30, 2014, subject to the approval of the Plan by the holders of the shares entitled to vote at a duly constituted meeting of the stockholders of the Company. The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled and in such event each Award granted on or after the Effective Date shall, notwithstanding any of the preceding provisions of the Plan, be null and void and of no effect. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date of the Plan, on which date the Plan will expire except as to Awards then outstanding under the Plan. Such outstanding Awards shall remain in effect until they have been exercised or terminated, or have expired.
13.14    Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.
13.15    Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code. Each Participant agrees and acknowledges that neither the Company nor any of its affiliates makes any representations with respect to the application of Section 409A of the Code to any Award and, by the acceptance of an Award, the Participant agrees to accept the potential application of Section 409A of the Code to the Award and the other tax consequences of the issuance, vesting, ownership, modification, adjustment, exercise and disposition of the Award. Each Participant agrees to hold harmless and indemnify the Company from any adverse tax consequences to the Participant with respect to an Award and from any action or inaction or omission of the Company pursuant to the Plan or otherwise that may cause an Award to fail to comply with or become subject to Code Section 409A.
13.16    Listing, Registration and Legal Compliance. Each Award shall be subject to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration, or qualification of such Award, or any Shares or other property subject thereto, upon any securities exchange or under any foreign, federal or state securities or other law or regulation, or the consent or approval of any governmental body or the taking of any other action to comply with or otherwise with respect to any such law or regulation, is necessary or desirable as a condition to or in connection with the granting of such Award or the issue, delivery or purchase of Shares or other property thereunder, no such Award may be exercised or paid in Shares or other property unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Committee. The holder of the Award will supply the Company with such certificates, representations and information as the Company shall request and shall otherwise cooperate with the Company in effecting or obtaining such listing, registration, qualification, consent, approval or other action. In the case of persons subject to Section 16 of the Exchange Act, the Committee may at any time impose any limitations upon the exercise, delivery or payment of any Award which, in the discretion of the Committee, are necessary or desirable in order to comply with Section 16 and the rules and regulations

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thereunder. If the Company, as part of an offering of securities or otherwise, finds it desirable or necessary because of foreign, federal or state legal or regulatory requirements to suspend the period during which Options or Stock Appreciation Rights may be exercised, the Committee may, in its discretion and without the holders’ consent, so suspend such period on not less than 5 days prior written notice to the holders thereof.
13.17    Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

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IMPORTANT ANNUAL MEETING INFORMAITON
Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 24, 2014.

Vote by Internet
-Go to www.investorvote.com/KEM
-Or scan the QR code with your smartphone
-Follow the steps outlined on the secure website

Vote by telephone
-Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	-Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Election of Directors - The Board of Directors recommends a vote FOR all the nominees listed (term expires in 2017).
1. Nominees:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01-Frank G. Brandenberg				02-Joseph V. Borruso				03-E. Erwin Maddrey, II				+

Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.
	For	Against	Abstain		For	Against	Abstain
2. The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2015.				4. Advisory approval of the compensation paid to the Named Executive Officers.

3. The approval of the 2014 Amendment and Restatement of the KEMET Corporation 2011 Omnibus Equity Incentive Plan.

Non-Voting Items
Change of Address - Please print new address below				Comments - Please print your comments below.

Authorized Signatures - This section must be completed for your vote to be counted. - Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. If the securities are jointly owned, both owners should sign. Full title of one signing in representative capacity should be clearly designated after signature.

Date (mm/dd/yyyy) - Please print date below	Signature 1 - Please keep signature within the box.	Signature 1 - Please keep signature within the box.
/ /

	IUPX		+
01UPEE

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on July 24, 2014:
The Proxy Statement and Annual Report are available at http://www.kemet.com/proxymaterials

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy - KEMET Corporation
P.O. Box 5928
Greenville, South Carolina 29606

2014 Annual Meeting of Stockholders
Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PER-OLOF LOOF and R. JAMES ASSAF, and each of them, proxies, with full power of substitution in each, to represent and vote the common stock of KEMET Corporation which the undersigned is entitled to vote, at the 2014 Annual Meeting of Stockholders scheduled to be held July 24, 2014, at 10:30 a.m. EDT, at KEMET Corporation, 2835 Kemet Way, Simpsonville, South Carolina, and at any adjournments or postponements thereof, with all the powers the undersigned would possess if present, with respect to the matters on the reverse side, each of which are proposed by the Board of Directors.

Your shares will be voted as directed herein and in the discretion of the proxies on all other matters that properly come before the 2014 Annual Meeting of Stockholders and any adjournment or postponement thereof. If the proxy is signed and no direction is given for any item, it will be voted FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.